Exhibit 10.1

EXECUTION VERSION

Published CUSIP Number: 81725VAG0
Revolving Credit CUSIP Number: 81725VAH8
Term Loan CUSIP Number: 81725VAJ4

AMENDED AND RESTATED CREDIT AGREEMENT

among

SENSIENT TECHNOLOGIES CORPORATION
and
CERTAIN SUBSIDIARIES OF SENSIENT TECHNOLOGIES CORPORATION,
as Borrowers,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,

KEYBANK NATIONAL ASSOCIATION,
as Syndication Agent,

BANK OF AMERICA, N.A., HSBC BANK USA, NATIONAL ASSOCIATION,
PNC BANK, NATIONAL ASSOCIATION AND TD BANK, N.A.,
as Co-Documentation Agents

and

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO

Effective Date:  October 24, 2014

$450,000,000 Credit Facility

KEYBANC CAPITAL MARKETS INC.
and
WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers and Joint Book Runners

-i-

-ii-

-iii-

EXHIBITS AND SCHEDULES

Exhibit A	Commitment Amounts and Addresses
Exhibit B	Form of Revolving Note
Exhibit C	Form of Swing Line Note
Exhibit D	Form of Term Note
Exhibit E	Form of Compliance Certificate
Exhibit F	Form of Assignment and Assumption
Exhibit G	Form of Borrowing Certificate
Exhibit H	Form of Designation Letter
Exhibit I	Forms of U.S. Tax Compliance Certificate

Schedule 1.1	Existing Letters of Credit
Schedule 4.2	Consents
Schedule 4.4	Subsidiaries
Schedule 4.7	Litigation
Schedule 4.8	Environmental Matters
Schedule 6.1	Liens
Schedule 6.11	Existing Investments
Schedule 6.12	Guaranties, Etc.

-iv-

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of October 24, 2014

Sensient Technologies Corporation, a Wisconsin corporation; the Lenders, as defined below; and Wells Fargo Bank, National Association, a national banking association, as Administrative Agent, agree as follows:

ARTICLE I
Definitions

Section 1.1     Definitions.

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular.

“Accounting Practices Change” means any change in the Company’s accounting practices that is required under the standards of the Financial Accounting Standards Board or is inconsistent with the accounting practices applied in the financial statements of the Company referred to in Section 4.5.

“Acquisition Target” means any Person becoming a Subsidiary of the Company after the date hereof; any Person that is merged into or consolidated with the Company or any Subsidiary of the Company after the date hereof; or any Person with respect to which all or a substantial part of that Person’s assets are acquired by the Company or any Subsidiary of the Company after the date hereof.

“Act” means the Securities Act of 1933, as amended.

“Adjusted Net Worth” means, as of the date of any determination, the aggregate amount of the capital stock accounts (net of treasury stock, at cost), plus (or minus, in the case of a deficit) (a) the surplus in retained earnings of the Company and its Subsidiaries as determined in accordance with GAAP, minus (b) all Investments of the Company and its Subsidiaries other than those specified in paragraphs (a) through (j) of Section 6.11.

“Administrative Agent” means Wells Fargo acting in its capacity as administrative agent for itself and the other Lenders hereunder.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Advance” means a Revolving Advance, a Swing Line Advance or a Term Loan.

“Affected Lender” has the meaning set forth in Section 2.21.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.  A Person shall be deemed to control another Person if the controlling Person owns 25% or more of the voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.  Unless otherwise specified, “Affiliate” means an Affiliate of the Company or a Subsidiary.

“Aggregate Revolving Commitment Amount” means $350,000,000, as such amount may be reduced pursuant to Section 2.10 or increased pursuant to Section 2.22.

“Aggregate Term Commitment Amount” means $100,000,000, as such amount may be reduced pursuant to Section 2.10 or increased pursuant to Section 2.22.

“Agreement” means this Amended and Restated Credit Agreement, as it may be amended, modified or restated from time to time in accordance with Section 9.3.

“Alternative Currency” means Canadian dollars, English pounds, Euros, Swiss francs, or any other currency (other than Dollars) which is (a) readily available, freely transferable and convertible into Dollars in the international interbank market, available to the Lenders in such market and as to which a Dollar Equivalent may be readily calculated, (b) requested by any Borrower and (c) acceptable to all of the Lenders and the Issuing Bank (with respect to Alternative Currency Letters of Credit).

“Alternative Currency Funding” means a Borrowing of Revolving Advances or any portion thereof that is made in an Alternative Currency.

“Alternative Currency Letter of Credit” means a Letter of Credit denominated in an Alternative Currency.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries  from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” has the meaning set forth in Section 4.20.

“Applicable Margin” means the corresponding percentages per annum as set forth below based on the Leverage Ratio:

			Revolving Advances		Term Loans
Pricing Level	Leverage Ratio	Facility Fee Rate	Eurocurrency Rate Margin	Base Rate Margin	Eurocurrency Rate Margin	Base Rate Margin
I	Less than 1.50 to 1.00	0.15%	1.10%	0.10%	1.25%	0.25%
II	Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	0.175%	1.20%	0.20%	1.375%	0.375%
III	Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	0.20%	1.30%	0.30%	1.50%	0.50%
IV	Greater than or equal to 2.50 to 1.00 but less than 3.00 to 1.00	0.225%	1.40%	0.40%	1.625%	0.625%
V	Greater than or equal to 3.00 to 1.00	0.275%	1.60%	0.60%	1.875%	0.875%

The Applicable Margin shall be determined and adjusted quarterly on the date (each a “Calculation Date”) five (5) Business Days after the day on which the Company provides a Compliance Certificate pursuant to Section 5.1 for the most recently ended fiscal quarter of the Company; provided that (a) the Applicable Margin shall be based on Pricing Level II until the first Calculation Date occurring after the date hereof and, thereafter the pricing level shall be determined by reference to the Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Company preceding the applicable Calculation Date, and (b) if the Company fails to provide the Compliance Certificate when due as required by Section 5.1 for the most recently ended fiscal quarter of the Company preceding the applicable Calculation Date, the Applicable Margin from the date on which such Compliance Certificate was required to have been delivered shall be based on Pricing Level V until such time as an appropriate Compliance Certificate is provided, at which time the pricing level shall be determined by reference to the Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Company preceding such Calculation Date.  The Applicable Margin shall be effective from, and including, one Calculation Date until, but excluding, the next Calculation Date.  Any adjustment in the Applicable Margin shall be applicable to all Credit Extensions then existing or subsequently made or issued.

Notwithstanding the foregoing, in the event that any financial statement or Compliance Certificate delivered pursuant to Section 5.1 is shown to be inaccurate (regardless of whether (a) this Agreement is in effect, (b) any Commitments are in effect, or (c) any Credit Extension is outstanding when such inaccuracy is discovered or such financial statement or Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Company shall immediately deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Margin for such Applicable Period shall be determined as if the Leverage Ratio in the corrected Compliance Certificate were applicable for such Applicable Period, and (iii) the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 8.2.  Nothing in this paragraph shall limit any other rights of the Administrative Agent and any Lender under this Agreement or any other Loan Document.  The Borrowers’ obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

“Approved Fund” means any fund that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means KeyBanc Capital Markets Inc. and Wells Fargo Securities, LLC, in their capacities as joint lead arrangers and joint book runners, and their respective successors.

“Asset Securitization” shall mean a sale, other transfer or factoring arrangement by the Company and/or one or more of its Subsidiaries of accounts, related general intangibles and chattel paper, and the related security and collections with respect thereto to a special purpose Subsidiary (an “SPV”), and the sale, pledge or other transfer by that SPV in connection with financing provided to that SPV, which financing shall be “non-recourse” to the Company and its Subsidiaries (other than the SPV) except pursuant to the Standard Securitization Undertakings.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.8), and accepted by the Administrative Agent, in substantially the form attached as Exhibit F or any other form approved by the Administrative Agent.

“Attributable Securitization Indebtedness” shall mean, at any time with respect to an Asset Securitization by the Company or any of its Subsidiaries, the principal amount of indebtedness which (a) if the financing received by an SPV as part of such Asset Securitization is treated as a secured lending arrangement, is the principal amount of such indebtedness, or (b) if the financing received by the relevant SPV is structured as a purchase agreement, would be outstanding at such time if such financing were structured as a secured lending arrangement rather than a purchase agreement, and in any such case which indebtedness is without recourse to the Company or any of its Subsidiaries (other than such SPV or pursuant to Standard Securitization Undertakings), in each case, together with interest payable thereon and fees payable in connection therewith.

“Base Rate” means an annual rate equal to the Reference Rate, plus the applicable Base Rate Margin, which rate shall change when and as the Reference Rate or any component of the Base Rate Margin changes.

“Base Rate Funding” means any Borrowing, or any portion of the principal balance of the Advances of such Borrowing, bearing interest at the Base Rate.

“Base Rate Margin” means a percentage, determined as set forth in the definition of Applicable Margin.

“Borrower” means the Company or any Designated Subsidiary.  The parties acknowledge that, as of the date hereof, the Company is the only Borrower hereunder.

“Borrowing” means (a) a borrowing under Section 2.1(a) consisting of Revolving Advances made to a Borrower at the same time by each of the Lenders severally and, in the case of any Eurocurrency Rate Funding, as to which a single Interest Period is in effect or (b) a borrowing under Section 2.1(b) consisting of Term Loans made to the Company (or converted or continued) at the same time by each of the Lenders severally and, in the case of any Eurocurrency Rate Funding, as to which a single Interest Period is in effect.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in California, Wisconsin, New York or North Carolina are authorized or required by law to remain closed, and (a) if such day relates to any interest rate settings as to Eurocurrency Rate Fundings denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Fundings, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Funding, the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open (or if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement); (b) if such day relates to any interest rate settings as to a Eurocurrency Rate Funding denominated in an Alternative Currency other than Euro, dealings in deposits in the relevant Alternative Currency are conducted by and between banks in London or other applicable offshore interbank market for such currency; and (c) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Euro in respect of a Eurocurrency Rate Funding denominated in a currency other than Euro, or any other dealings in any currency other than Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Funding (other than any interest rate settings), on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Capitalized Lease” means any lease that in accordance with GAAP should be capitalized on the balance sheet of the lessee thereunder.

“Cash Collateral Account” means an interest-bearing account maintained with the Administrative Agent in which funds are deposited pursuant to Section 2.7(h) or Section 7.2(c).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law, but excluding any non-binding recommendation of any Governmental Authority) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III (as defined below), shall, in each case, be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.  “Basel III” means, collectively, those certain Consultative Documents issued by the Basel Committee of Banking Supervisors of the Bank for International Settlements entitled “Strengthening the Resilience of the Banking Sector” issued December 17, 2009, “International Framework for Liquidity Risk Measurement, Standards and Monitoring” issued December 17, 2009,  “Countercyclical Capital Buffer Proposal” issued July 16, 2010  and “Capitalization of Bank Exposures to Central Counterparties” issued December 20, 2010.

“Change of Control” means, with respect to any corporation, either (a) the acquisition by any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act) of beneficial ownership (as defined in Rules 13d-3 and 13d-5 of the SEC, except that a Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% or more of the then outstanding voting capital stock of such corporation; or (b) a change in the composition of the Governing Board of such corporation or any corporate parent of such corporation such that continuing directors cease to constitute more than 50% of such Governing Board.  As used in this definition, “continuing directors” means, as of any date, (a) those members of the Governing Board of the applicable corporation who assumed office prior to such date, and (b) those members of the Governing Board of the applicable corporation who assumed office after such date and whose appointment or nomination for election by that corporation’s shareholders was approved by a vote of at least 50% of the directors of such corporation in office immediately prior to such appointment or nomination.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder, each as amended or modified from time to time.

“Commitment” means, with respect to each Lender, that Lender’s Revolving Commitment and/or Term Commitment, as applicable.

“Communications” has the meaning set forth in Section 9.4(c).

“Company” means Sensient Technologies Corporation, a Wisconsin corporation and a party to this Agreement.

“Company Guarantor Subsidiary” means a Designated Subsidiary which is party to a Guaranty which is in full force and effect and pursuant to which such Designated Subsidiary guarantees the Obligations of the Company hereunder.

“Compliance Certificate” means a certificate in substantially the form of Exhibit E, or such other form as the Company and the Administrative Agent may from time to time agree upon in writing, executed by a Responsible Officer of the Company, (a) setting forth relevant facts in reasonable detail the computations as to whether or not the Company is in compliance with the requirements set forth in the Financial Covenants, (b) stating that the financial statements delivered therewith have been prepared in accordance with GAAP, subject, in the case of interim financial statements, to year-end audit adjustments, and (c) stating whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder not theretofore reported or remedied and, if so, stating in reasonable detail the facts with respect thereto.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Priority Debt” means all Priority Debt of the Company and its Subsidiaries determined on a consolidated basis eliminating inter-company items; provided that there shall be excluded from any calculation of Consolidated Priority Debt, without duplication, (a) Total Funded Debt of a Company Guarantor Subsidiary (other than Total Funded Debt of a Designated Subsidiary secured by a Lien created or incurred within the limitations of Section 6.1), (b) Total Funded Debt of the Company or any Subsidiary secured by Liens granted to secure other senior Total Funded Debt on a pari passu basis with the Obligations and (c) the Obligations of any Designated Subsidiary.

“Consolidated Total Assets” means as at any date of any determination thereof, total assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP as shown on the most recent balance sheet of the Company and its Subsidiaries for its most recently ended fiscal year.

“Credit Extension” means the making of any Advance or the issuance of any Letter of Credit.

“Default” means an event that, with the giving of notice, the passage of time or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 9.19, any Lender that (a) has failed to fund any portion of the Advances, Borrowings, participations in Letters of Credit or participations in Swing Line Advances required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless such amount is the subject of a good faith dispute, (c) has notified the Borrowers, the Administrative Agent or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply or has failed to comply with its funding obligations under this Agreement or under other agreements in which it commits or is obligated to extend credit, or (d) has become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Designated Lenders” has the meaning set forth in Section 9.20.

“Designated Subsidiary” means any Eligible Subsidiary of the Company designated for borrowing privileges under this Agreement pursuant to Section 9.2.

“Designation Letter” means a letter in the form of Exhibit H.

“Disclosed Information” has the meaning set forth in Section 8.10.

“Disqualifying Event” has the meaning set forth in Section 2.18(j).

“Dollar Equivalent” means (a) with respect to a Borrowing, Advance or Letter of Credit made or denominated in Dollars, the amount of such Borrowing, Advance or Letter of Credit, and (b) with respect to an Alternative Currency Funding or Alternative Currency Letter of Credit, the amount in freely-transferable Dollars that the Administrative Agent may purchase for the amount and in the currency of such Alternative Currency Funding or Alternative Currency Letter of Credit on the spot market on the day of determination, determined at the Administrative Agent’s discretion within the period of three Business Days preceding the day of such Alternative Currency Funding, as of the first day of the Interest Period applicable to such Alternative Currency Funding, on the date of the issuance of or any draw under such Alternative Currency Letter of Credit, on the last Business Day of each month and at such other times as the Administrative Agent shall determine in accordance with this Agreement or in its sole discretion.

“Dollars” means United States Dollars.

“EBITDA” means, with respect to any period, EBITR with respect to that period, less (to the extent included in EBITR) Rental Expense, plus (to the extent deducted in determining net income for purposes of EBITR) depreciation and amortization.  For purposes of this Agreement, EBITDA shall be computed on a Pro Forma Basis.

“EBITR” means, with respect to any period:

(a)
(i) the after-tax net income of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, excluding (ii) non-operating gains and losses (including extraordinary or unusual gains and losses, gains and losses from discontinuance of operations, gains and losses arising from the sale of assets other than inventory, and other non-recurring gains and losses)

plus

(b)	the sum of the following to the extent deducted in arriving at the after-tax net income determined in clause (a)(i) of this definition (but without duplication for any item):

(i)	Interest Expense,

(ii)	income tax expense of the Company and its Subsidiaries,

(iii)	Rental Expense, and

(iv)	non-cash stock compensation expenses of the Company and its Subsidiaries.

“Effective Date” means the first date on or after the date hereof on which all conditions set forth in Section 3.1 have been satisfied.

“Eligible Subsidiary” means a Subsidiary of the Company that (a) is a corporation or limited liability company, (b) is wholly-owned (directly or indirectly) by the Company, and (c) if such Subsidiary is a Foreign Subsidiary, has been expressly approved by the Administrative Agent and each Lender as a Borrower hereunder.

“Entitled Person” has the meaning set forth in Section 2.13(b).

“Environmental Law” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1802 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1252 et seq., the Clean Water Act, 33 U.S.C. § 1321 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., and any other federal, state, county, municipal, local or other statute, law, ordinance or regulation which may relate to or deal with human health or the environment, all as may be from time to time amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in sections 414(b) and 414(c), respectively, of the Code.

“Eurocurrency Base Rate” means,

(a)           for any interest rate calculation with respect to a Eurocurrency Rate Funding, the rate of interest per annum determined on the basis of the rate for deposits in the applicable currency for a period equal to the applicable Interest Period (i) in the case of Eurocurrency Rate Fundings denominated in a currency other than Canadian dollars, which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%) and (ii)  in the case of Eurocurrency Rate Fundings denominated in Canadian dollars,  which is equal to the Canadian Dealer Offered Rate (“CDOR”), or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 10:00 a.m. (Toronto, Ontario time) on the date which is two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such other day as otherwise reasonably determined by the Administrative Agent).  If, for any reason, such rate is not available as contemplated above, then the Eurocurrency Base Rate shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in the applicable currency minimum amounts of at least the Dollar Equivalent of $5,000,000 would be offered by first class banks in the London (or in the case of Eurocurrency Rate fundings denominated in Canadian dollars, Toronto, Ontario) interbank market to the Administrative Agent at approximately 11:00 a.m. (London (or, as applicable, Toronto) time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period); and

(b)           for any interest rate calculation with respect to a Base Rate Funding, the rate of interest per annum determined on the basis of the rate for deposits in Dollars in minimum amounts of at least $5,000,000 for a period equal to one month (commencing on the date of determination of such interest rate) which appears on the Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day (rounded upward, if necessary, to the nearest 1/100th of 1%).  If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page) then Eurocurrency Base Rate for such Base Rate Funding shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination.

Each calculation by the Administrative Agent of Eurocurrency Base Rate shall be conclusive and binding for all purposes, absent manifest error.  Notwithstanding anything herein to the contrary, in no event shall the Eurocurrency Base Rate be less than zero.

“Eurocurrency Rate” means the annual rate (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the sum of (a) the rate obtained by dividing (i) the applicable Eurocurrency Base Rate for funds to be made available on the first day of any Interest Period in an amount approximately equal to the amount for which a Eurocurrency Rate has been requested and maturing at the end of such Interest Period, by (ii) a percentage equal to 100% minus the Federal Reserve System reserve requirement (expressed as a percentage) imposed under Regulation D on Eurocurrency liabilities, and (b) the applicable Eurocurrency Rate Margin.

“Eurocurrency Rate Advance” means an Advance which is part of a Eurocurrency Rate Funding.

“Eurocurrency Rate Funding” means any Borrowing, or any portion of the principal balance of the Advances of such Borrowing, bearing interest at a Eurocurrency Rate (including any Alternative Currency Funding).

“Eurocurrency Rate Margin” means a percentage, determined as set forth in the definition of Applicable Margin.

“Event of Default” has the meaning set forth in Section 7.1.

“Excess Balance” has the meaning set forth in Section 7.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, the United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in any Obligation or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Obligation or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.21) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means the Credit Agreement dated as of April 7, 2011 to which the Company, Wells Fargo, as administrative agent, and the Lenders (as defined therein) are parties, as such Credit Agreement has been amended and modified prior to the date hereof.

“Existing Letters of Credit” means those letters of credit existing on the date hereof, issued pursuant to the Existing Credit Agreement and identified on Schedule 1.1.

“Facility Fee Rate” means a percentage, determined as set forth in the definition of Applicable Margin.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the IRC and any intergovernmental agreements with respect thereto.

“Federal Funds Rate” means at any time an interest rate per annum equal to the weighted average of the rates for overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it, it being understood that the Federal Funds Rate for any day which is not a Business Day shall be the Federal Funds Rate for the next preceding Business Day.

“Fee Letters” means (a) the separate agreement dated September 10, 2014 among the Company, the Administrative Agent, the Syndication Agent and the Arrangers, (b) the separate agreement dated September 10, 2014 among the Company, the Administrative Agent and Wells Fargo Securities, LLC and (c) the separate agreement dated September 10, 2014 among the Company, the Syndication Agent and KeyBanc Capital Markets Inc., in each case, setting forth the terms of certain fees to be paid by the Company.

“Financial Covenant” means any of the Company’s obligations set forth in Sections, 6.8, 6.9, 6.10 and 6.13.

“Fixed Charge Coverage Ratio” means, as of the end of any fiscal quarter of the Company, the ratio of EBITR to the sum of Interest Expense and Rental Expense, determined with respect to the Company and its Subsidiaries for the period of four consecutive fiscal quarters ending on such quarter-end.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary” means a Subsidiary of the Company that is organized under the laws of a jurisdiction outside of the United States of America (including any state or territory thereof and the District of Columbia) and that is not dually incorporated under the laws of the United States of America, any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles as in effect from time to time applied on a basis consistent with the accounting practices applied in the financial statements of the Company referred to in Section 4.5, except for changes concurred in by Company’s independent public accountants and disclosed in Company’s financial statements or the notes thereto.

“Governing Board” means, with respect to any corporation, limited liability company or similar Person, the board of directors, board of governors or other body or entity that sets overall institutional direction for such Person.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guaranty” means, collectively, each and every guaranty (including joinders, supplements and amendments thereof or thereto) delivered by a Borrower pursuant to Section 2.19.

“Hazardous Substance” means any asbestos, urea-formaldehyde, polychlorinated biphenyls, nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products and other dangerous, toxic or hazardous pollutants, contaminants, chemicals, materials or substances listed or identified in, or regulated by, any Environmental Law.

“Increased Amount Date” has the meaning set forth in Section 2.22(a).

“Incremental Advance” has the meaning set forth in Section 2.22(a)(ii).

“Incremental Commitments” has the meaning set forth in Section 2.22(a).

“Incremental Lender” has the meaning set forth in Section 2.22(a).

“Incremental Revolving Commitment” has the meaning set forth in Section 2.22(a).

“Incremental Term Commitment” has the meaning set forth in Section 2.22(a).

“Indemnified Liabilities” has the meaning set forth in Section 9.6.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” and “Indemnitees” has the meaning set forth in Section 9.6.

“Interest Expense” means, with respect to any period, the aggregate interest expense (including capitalized interest) of the Company and its Subsidiaries (determined on a consolidated basis) for such period, including but not limited to the interest portion of any Capitalized Lease.

“Interest Period” means, with respect to any Eurocurrency Rate Funding, a period of one, two, three or six months beginning on a Business Day, as elected by a Borrower; provided, however, that if an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the next preceding Business Day).

“Investment” means any stock or other securities or evidence of indebtedness of, loans or advances to, or other interest in, any Person.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means Wells Fargo, KeyBank National Association or a Lender designated pursuant to Section 2.21, acting as the bank issuing Letters of Credit.

“Judgment Currency” has the meaning set forth in Section 2.13(b).

“L/C Amount” means the sum of (a) the aggregate face amount of any issued and outstanding Letters of Credit, plus (b) amounts drawn under Letters of Credit for which the Lenders have neither been reimbursed nor effected a Borrowing.

“L/C Application” has the meaning set forth in Section 2.7(b).

“L/C Sublimit” means $20,000,000.

“Lender Party” means the Lenders, the Administrative Agent, the Arrangers, the Swing Line Lenders and the Issuing Bank.

“Lenders” means Wells Fargo, acting on its own behalf and not as Administrative Agent, each of the undersigned banks and any financial institution that becomes a Lender pursuant to the procedures set forth in Section 9.8 or otherwise, collectively.  Unless the context otherwise requires, the term “Lenders” includes the Swing Line Lenders.

“Lending Office” means, as to the Administrative Agent, the Issuing Bank or any Lender, the office or offices of such Person described as such in such Person’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Person or any domestic or foreign branch of such Person or such Affiliate.

“Letter of Credit” has the meaning set forth in Section 2.7(a).

“Leverage Ratio” means, as of the end of any fiscal quarter of the Company, the ratio of (a) Total Funded Debt as of that quarter-end, to (b) EBITDA during the period of four fiscal quarters ending on that quarter-end, all determined with respect to the Company and its Subsidiaries on a consolidated basis.

“Lien” means any mortgage, deed of trust, lien, pledge, security interest or other charge or encumbrance, of any kind whatsoever, including but not limited to the interest of the lessor or titleholder under any Capitalized Lease, title retention contract or similar agreement.

“Loan Documents” means this Agreement, the Notes, any L/C Application, the Fee Letters, any Guaranty, any Designation Letter and any amendments of any of the foregoing.

“Material Adverse Change” means a material adverse change on (a) the business, condition (financial or otherwise), or operations of the Company and its Subsidiaries taken as a whole or (b) the ability of the Company to perform its Obligations under this Agreement.

“Material Part of the Assets” has the meaning set forth in Section 6.2.

“Maturity Date” means October 24, 2019.

“Maximum Aggregate Commitment Amount” means $550,000,000, unless said amount is reduced pursuant to Section 2.10, in which event it means the amount to which said amount is reduced.

“Moody’s” means Moody’s Investors Service, Inc. (or any legal successor thereto that is a nationally recognized statistical rating organization).

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Note” means a Revolving Note, a Swing Line Note or a Term Note.

“Obligations” means each and every debt, liability and obligation of every type and description arising under any of the Loan Documents which any Borrower may now or at any time hereafter owe to any Lender, the Administrative Agent or the Arrangers, whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, including but not limited to principal of and interest on the Notes and all fees due under this Agreement, the Fee Letters or any other Loan Document.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability under any Sale and Leaseback Transaction which is not a Capitalized Lease, and (c) all Synthetic Lease Obligations of such Person.

“Organizational Documents” means, (a) with respect to any corporation, the articles of incorporation and bylaws of such corporation, (b) with respect to any partnership, the partnership agreement of such partnership, (c) with respect to any limited liability company, the articles of organization and operating agreement of such company, and (d) with respect to any entity, any and all other shareholder, partner or member control agreements and similar organizational documents relating to such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Sections 2.18(g) or 2.21).

“Participant” has the meaning set forth in Section 9.8(d).

“Participant Register” has the meaning set forth in Section 9.8(d).

“Patriot Act” has the meaning set forth in Section 9.18.

“Percentage” means, with respect to each Lender, (a) the ratio of (i) that Lender’s Revolving Commitment Amount, to (ii) the aggregate Revolving Commitment Amounts of all of the Lenders and (b) the percentage of the total outstanding principal balance of the Term Loans represented by the outstanding principal balance of such Lender’s Term Loans.  For purposes of this definition only, following the Revolving Commitment Termination Date, each Lender’s Revolving Commitment Amount shall be deemed to be such Lender’s Revolving Commitment Amount most recently in effect.

“Permitted Swap Obligations” means all obligations (contingent or otherwise) of the Company or any Subsidiary thereof existing or arising under Swap Contracts, provided that each of the following criteria is satisfied: (a) such obligations are (or were) entered into by such Person or its Subsidiaries in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held or to be held by such Person and not for purposes of speculation or taking a “market view;” and (b) such Swap Contracts do not contain any provision (“walk-away” provision) exonerating the non-defaulting party from its obligations to make payments on outstanding transactions to the defaulting party.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan” means an employee benefit plan or other plan established or maintained by the Company or any Subsidiary or ERISA Affiliate and covered by Title IV of ERISA.

“Platform” means SyndTrak Online or another similar electronic system.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate.  Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs.  The prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Priority Debt” means (a) any item of Total Funded Debt of the Company secured by a Lien created or incurred within the limitations of Section 6.1(m), and (b) any item of Total Funded Debt of any Subsidiary (other than any item of Total Funded Debt of a wholly-owned Subsidiary owing to another wholly-owned Subsidiary).

“Pro Forma Basis” means, for purposes of calculating EBITDA for any period, that each Specified Transaction that has been consummated during the applicable period (and all other Specified Transactions that have been consummated by the Company or any Subsidiary during the applicable period) and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a disposition of all or substantially all of the capital stock of a Subsidiary or any division, business unit, product line or line of business, shall be excluded and (ii) in the case of an acquisition, shall be included, (b) any retirement of Total Funded Debt and (c) any Total Funded Debt incurred or assumed by the Company or any of its Subsidiaries in connection therewith and if such Total Funded Debt has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Total Funded Debt as at the relevant date of  determination; provided, that the foregoing pro forma adjustments may be applied to EBITDA solely to the extent that such adjustments (to the extent exceeding $50,000,000 with respect to any Specified Transaction) are made on a basis reasonably satisfactory to the Administrative Agent (after receipt of such related information or certificates from the Company as it deems appropriate).

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Reference Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) the Eurocurrency Base Rate plus 1.00%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or the Eurocurrency Base Rate.

“Register” has the meaning set forth in Section 9.8(c).

“Rental Expense” means, with respect to any period, the aggregate amount of rental payments made by the Company and its Subsidiaries (determined on a consolidated basis) for such period with respect to operating leases.

“Reportable Event” means (a) a “reportable event,” described in Section 4043 of ERISA and the regulations issued thereunder, in respect of any Plan, as to which notice is required to be given to the Pension Benefit Guaranty Corporation, (b) a withdrawal from any Plan, as described in Section 4063 of ERISA, (c) an action to terminate a Plan for which a notice is required to be filed under Section 4041 of ERISA, or (d) a complete or partial withdrawal from a Multiemployer Plan as described in Sections 4203 and 4205 of ERISA.

“Required Lenders” means one or more Lenders having an aggregate Percentage greater than 50% of the sum of the total Revolving Outstandings, the unused Revolving Commitments and the outstanding principal amount of Term Loans at such time; provided that the Commitment of, and the portion of the Credit Extensions, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” of any Person means the chief financial officer, controller, chief accounting officer or treasurer thereof.

“Revolving Advance” means an advance by a Lender to any Borrower pursuant to Section 2.1(a).

“Revolving Commitment” means, with respect to each Lender, that Lender’s commitment to make Revolving Advances and participate in Letters of Credit and Swing Line Advances pursuant to Article II.

“Revolving Commitment Amount” means, with respect to each Lender, the amount of the Revolving Commitment set forth opposite that Lender’s name in Exhibit A or on any Assignment and Assumption, unless said amount is reduced pursuant to Section 2.10 or 7.2 or increased pursuant to Section 2.22, in which event it means the amount to which said amount is reduced or increased.

 “Revolving Commitment Termination Date” means October 24, 2019, or the earlier date of termination in whole of the Commitments pursuant to Section 2.10 or 7.2.

“Revolving Note” has the meaning set forth in Section 2.1(a).

“Revolving Outstandings” means, at any time, an amount equal to the sum of (a) the aggregate principal balance of the Revolving Advances and Swing Line Advances then outstanding, and (b) the L/C Amount then outstanding.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies Inc. (or any legal successor thereto that is a nationally recognized statistical rating organization).

“Sale and Leaseback Transaction” means any arrangement, directly or indirectly, with any Person whereby a seller or transferor shall sell or otherwise transfer any real or personal property and concurrently therewith lease, or repurchase under an extended purchase contract, conditional sales or other title retention agreement, the same or substantially similar property.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time.

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, (b) a Person named on the lists maintained by the United Nations Security Council available at http://www.un.org/sc/committees/list_compend.shtml, or as otherwise published from time to time, (c) a Person named on the lists maintained by the European Union available at http://eeas.europa.eu/cfsp/sanctions/consol-list_en.htm, or as otherwise published from time to time, (d) a Person named on the lists maintained by Her Majesty’s Treasury available at http://www.hm-treasury.gov.uk/fin_sanctions_index.htm, or as otherwise published from time to time, or (e) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission.

“Solvent” means, with respect to any Person, that as of the date of determination (a) the fair market value of the property of such Person is (i) greater than the total liabilities (including contingent liabilities) of such Person, and (ii) not less than the amount that will be required to pay the probable liabilities on such Person’s debts as they come due, considering all financing alternatives and potential asset sales reasonably available to such Person; (b) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (d) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that would reasonably be expected to become an actual or matured liability.

“Specified Currency” has the meaning set forth in Section 2.13(b).

“Specified Transactions” means (a) any disposition of all or substantially all of the assets or capital stock of any Subsidiary of the Company or any division, business unit, product line or line of business that is material to the business of the Company and its Subsidiaries as a whole or (b) any acquisition (by merger, consolidation or otherwise) of any company or any division, business unit, product line or line of business that is material to the business of the Company and its Subsidiaries as a whole.  For purposes hereof, any of the foregoing transactions which either (i) results in $50,000,000 or more of net adjustments to EBITDA or (ii) is designated as such by the Company to the Administrative Agent in writing within ten (10) Business Days of the consummation thereof shall be deemed material to the business of the Company and its Subsidiaries as a whole.

“SPV” has the meaning provided in the definition of “Asset Securitization”.

“Standard Securitization Undertakings” shall mean, with respect to an Asset Securitization, representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary thereof in connection with such Asset Securitization, which are reasonably customary in asset securitizations for the types of assets subject to the respective Asset Securitization.

“Subsidiary” means (a) any corporation of which more than 50% of the outstanding shares of capital stock having general voting power under ordinary circumstances to elect a majority of the Governing Board of such corporation, irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by the Company, by the Company and one or more other Subsidiaries, or by one or more other Subsidiaries, (b) any partnership of which more than 50% of the partnership interest therein are directly or indirectly owned by the Company, by the Company and one or more other Subsidiaries, or by one or more other Subsidiaries, and (c) any limited liability company or other form of business organization the effective control of which is held by the Company, the Company and one or more other Subsidiaries, or by one or more other Subsidiaries.

“Substitute Lender” has the meaning set forth in Section 2.21.

“Swap Contracts” means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

“Swing Line Advance” has the meaning set forth in Section 2.20.

“Swing Line Lenders” has the meaning set forth in Section 2.20.

“Swing Line Note” has the meaning set forth in Section 2.20.

“Syndication Agent” means KeyBank National Association acting in its capacity as syndication agent for itself and the other Lenders hereunder.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic or off-balance sheet or tax retention lease or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as indebtedness of such Person (without regard to accounting treatment).  The amount of Synthetic Lease Obligations of any Person under any such lease or agreement shall be the amount which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP if such lease or agreement were accounted for as a Capitalized Lease.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means, with respect to each Lender, that Lender’s commitment to make Term Loans pursuant to Section 2.1(b).

“Term Commitment Amount” means, with respect to each Lender, the amount of the Term Commitment set forth opposite that Lender’s name in Exhibit A or on any Assignment and Assumption, unless said amount is reduced pursuant to Section 2.10 or 7.2 or increased pursuant to Section 2.22, in which event it means the amount to which said amount is reduced or increased.

 “Term Loan” means a loan by a Lender to the Company pursuant to Section 2.1(b).

“Term Note” has the meaning set forth in Section 2.1(b).

“Total Funded Debt” of any Person means (without duplication) (a) all indebtedness of such Person for borrowed money; (b) the deferred and unpaid balance of the purchase price owing by such Person on account of any assets or services purchased (other than trade payables and other accrued liabilities incurred in the ordinary course of business) if such purchase price is (i) due more than nine months from the date of incurrence of the obligation in respect thereof or (ii) evidenced by a note or a similar written instrument; (c) all Capitalized Lease obligations; (d) all indebtedness secured by a Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person or is non-recourse to such Person; (e) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (other than such notes or drafts for the deferred purchase price of assets or services to the extent such purchase price is excluded from clause (b) above); (f) indebtedness evidenced by bonds, notes or similar written instrument; (g) the face amount of all letters of credit and bankers’ acceptances issued for the account of such Person, and without duplication, all drafts drawn thereunder (other than such letters of credit, bankers’ acceptances and drafts for the deferred purchase price of assets or services to the extent such purchase price is excluded from clause (b) above); (h) net obligations of such Person under Swap Contracts which constitute interest rate agreements or currency agreements; (i) guaranty obligations of such Person with respect to Total Funded Debt of another Person (including Affiliates); (j) Off-Balance Sheet Liabilities; and (k) all Attributable Securitization Indebtedness; provided, however, that in no event shall any calculation of Total Funded Debt of the Company include deferred taxes.

“Transfer” has the meaning set forth in Section 6.2.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(g)(ii)(B)(3).

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association and a party to this Agreement.

“Withholding Agent” means any Borrower and the Administrative Agent.

Section 1.2	Times.

Unless otherwise specified, all references herein to times of day shall be references to Eastern Time (daylight or standard, as applicable).

Section 1.3	Accounting Terms and Determinations.

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP; provided that in the event of any Accounting Practices Change, then the Company’s compliance with the covenants set forth in the Financial Covenants shall be determined on the basis of generally accepted accounting principles in effect immediately before giving effect to the Accounting Practices Change, until such covenants are amended in a manner satisfactory to the Company and the Required Lenders in accordance with Section 9.14 hereof.

Section 1.4	Other Definitions and Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form and (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.

Section 1.5	References to Agreements and Laws.

Unless otherwise expressly provided herein, (a) any definition or reference to formation documents, governing documents, agreements (including the Loan Documents) and other contractual documents or instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) any definition or reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

ARTICLE II
Amount and Terms of the Commitments and Letters of Credit

Section 2.1	Commitments.

(a)           Revolving Advances.  Each Lender agrees, severally but not jointly, on the terms and subject to the conditions hereinafter set forth, to make Revolving Advances to the Borrowers from time to time during the period from the date hereof to and including the Revolving Commitment Termination Date in an aggregate amount not to exceed at any time outstanding that Lender’s Revolving Commitment Amount, less that Lender’s Percentage (giving effect to Section 2.7(j) with respect to Letters of Credit) of the sum of the then outstanding Swing Line Advances and the then outstanding L/C Amount.  The total amount of the Revolving Advances outstanding hereunder at any time shall not exceed the Aggregate Revolving Commitment Amount minus the sum of the then outstanding Swing Line Advances and the then outstanding L/C Amount.  Within the limits of each Lender’s Revolving Commitment Amount, the Borrowers may borrow, prepay pursuant to Section 2.11 and reborrow under this Section 2.1.  If so requested by any Lender, the obligation of any Borrower to repay Revolving Advances made by that Lender shall be evidenced by a single promissory note of such Borrower (each, a “Revolving Note”) payable to that Lender, substantially in the form of Exhibit B hereto.  The Revolving Advances shall bear interest on the unpaid principal amount thereof from the date thereof until paid as set forth in Section 2.3.

(b)           Term Loans.  Each Lender agrees, severally but not jointly, on the terms and subject to the conditions hereinafter set forth, to make a Term Loan to the Company in Dollars on the Effective Date in a principal amount equal to that Lender’s Term Commitment Amount.  The total amount of Term Loans made hereunder on the Effective Date shall not exceed the Aggregate Term Commitment Amount.  No amount of the Term Loans which are repaid or prepaid by the Company may be reborrowed hereunder.  If so requested by any Lender, the obligation of the Company to repay Term Loans made by that Lender shall be evidenced by a single promissory note of the Company (each, a “Term Note”) payable to that Lender, substantially in the form of Exhibit D hereto.  The Term Loans shall bear interest on the unpaid principal amount thereof from the date thereof until paid as set forth in Section 2.3.

Section 2.2	Procedure for Making Advances.

(a)           Revolving Advances.  Each Borrowing under Section 2.1(a) shall occur following written notice from a Borrower to the Administrative Agent or telephonic request from any person purporting to be authorized to request Advances on behalf of a Borrower.  Each such notice or request shall specify (a) the identity of the Borrower (if other than the Company), (b) the date of the requested Borrowing, (c) the amount thereof, (d) if any portion of such Borrowing will bear interest at a Eurocurrency Rate or be made in an Alternative Currency, the Interest Period selected by the applicable Borrower with respect thereto, and (e) if such Borrowing will be made in an Alternative Currency, the Alternative Currency in which such Borrowing will be made.  Such notice or request must be received by the Administrative Agent not later than 11:00 a.m. on the day on which such Borrowing is to occur or, if all or any portion of the Borrowing will bear interest at a Eurocurrency Rate or be made in an Alternative Currency, not later than three Business Days (or in the case of an Alternative Currency Funding, four Business Days) prior to the date on which such Borrowing is to occur.  Concurrent with any such notice or request, the applicable Borrower shall deliver to the Administrative Agent in writing (which may be by facsimile transmission) the certificate required by Section 3.3(b).  Upon receiving a request for a Borrowing under Section 2.1, and in any event not later than 1:30 p.m. on the date that the requested Borrowing is to occur, or, if the requested Borrowing is to bear interest at a Eurocurrency Rate or be made in an Alternative Currency, the close of business on the day that the request is received, the Administrative Agent will notify the Lenders of the amount of the requested Borrowing, the amount of each Lender’s Revolving Advance with respect thereto, and, if applicable, the fact that the Borrowing will bear interest at a Eurocurrency Rate and the Interest Period selected by the applicable Borrower.  Upon fulfillment of the applicable conditions set forth in Article III, each Lender shall remit its Percentage of the requested Borrowing to the Administrative Agent in immediately available funds.  So long as a Lender receives notice of the requested Borrowing prior to 1:30 p.m. on the date that the requested Borrowing is to occur, or, if the requested Borrowing is to bear interest at a Eurocurrency Rate, the close of business on the day that the request is received, that Lender will make its Revolving Advance with respect to that Borrowing available to the Administrative Agent by wire transfer of immediately available funds to the Administrative Agent not later than 3:00 p.m. on the date called for in such notice.  Prior to the close of business on the day of the requested Borrowing, the Administrative Agent shall disburse such funds by crediting the same to the applicable Borrower’s demand deposit account maintained with the Administrative Agent or in such other manner as the Administrative Agent and the applicable Borrower may from time to time agree.  The Administrative Agent shall have no obligation to disburse the requested Borrowing if any condition set forth in Article III has not been satisfied on the day of the requested Borrowing.  Each Borrowing shall be in the amount of $500,000 or an integral multiple of $100,000 greater than $500,000; provided, however, that any portion of such Borrowing bearing interest at a Eurocurrency Rate must be in the amount of $3,000,000 or an integral multiple of $1,000,000 greater than $3,000,000.  The applicable Borrower shall promptly confirm each telephonic request for an Advance by executing and delivering an appropriate confirmation certificate to the Administrative Agent.  However, the Borrowers shall be obligated to repay all Advances for which any Borrower actually received the moneys (including but not limited to all Advances the proceeds of which were deposited in any account of a Borrower) or in respect of which the Administrative Agent reasonably believed the person requesting the same to be authorized to do so, notwithstanding the fact that the person requesting the same was not in fact authorized so to do.  Any request for an Advance shall be deemed to be a representation that the statements set forth in Section 3.3 are correct.  Notwithstanding the foregoing or any other provision hereof, Borrowings which are not denominated in Dollars (and continuations, payments and prepayments thereof) may be made in such amounts and increments in the applicable Alternative Currency as may from time to time be prescribed by or acceptable to the Administrative Agent acting reasonably.

(b)           Term Loans.  The Company shall give the Administrative Agent written notice not later than 11:00 a.m. on the Effective Date requesting that the Lenders make the Term Loans as Base Rate Fundings on such date (provided that the Company may request, no later than three Business Days prior to the Effective Date, that the Lenders make the Term Loans as Eurocurrency Rate Fundings if the Company has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 2.16).  Upon receipt of such written notice from the Company, the Administrative Agent shall promptly notify each Lender thereof.  So long as a Lender receives notice of the requested Borrowing prior to 1:30 p.m. on the Effective Date, that Lender will make available to the Administrative Agent, by wire transfer of immediately available funds to the Administrative Agent not later than 3:00 p.m. on the Effective Date, an amount equal to such Lender’s Term Commitment Amount.  The Company hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of the Term Loans in immediately available funds by wire transfer to such Person or Persons as may be designated by the Company in writing.

Section 2.3	Interest.

(a)           The Revolving Advances and the Term Loans shall bear interest on the unpaid principal amount thereof from the date thereof until paid as set forth in this Section 2.3.

(b)           Except as set forth in this Section, the principal balance of each Revolving Advance shall bear interest at the Base Rate.

(c)           The principal balance of each Eurocurrency Rate Funding shall bear interest at the Eurocurrency Rate applicable thereto during the Interest Period applicable thereto.

(d)           At the election of a Borrower, which may be exercised from time to time, a Borrower may request in writing or by telephone that a Eurocurrency Rate be applicable for the portion of the outstanding principal balance of the Revolving Advances or the Term Loans to that Borrower (including any Revolving Advance requested or to be requested) and for the Interest Period indicated by that Borrower in its request; provided, however, that in no event shall more than eight Eurocurrency Rate Fundings be outstanding at any one time as to all Borrowers combined; and provided further that this paragraph (d) (other than the preceding proviso) shall not be applicable to Alternative Currency Fundings.  The portion of the outstanding balance of the Advances for which a Eurocurrency Rate is requested (i) must be in the amount (as to all Advances combined) of $3,000,000 or an integral multiple of $1,000,000 greater than $3,000,000, and (ii) if such request relates to Advances already outstanding, must, on the first day of the applicable Interest Period, either (1) bear interest at the Base Rate, or (2) bear interest at a Eurocurrency Rate with respect to which the Interest Period expires on such first day.  In no event may a Borrower select an Interest Period extending beyond the Commitment Termination Date or the Maturity Date, as applicable.  A request for a Eurocurrency Rate (i) must be received by the Administrative Agent before 10:00 a.m. on the day three Business Days before the first day of the proposed Interest Period (and the Administrative Agent shall give the Lenders prompt notice thereof), and (ii) may not be rescinded by a Borrower after such request has been made.  Subject to the terms and conditions set forth herein, the applicable Eurocurrency Rate shall (subject to fluctuations in the applicable Eurocurrency Rate Margin) be the interest rate applicable for the proposed Interest Period to the portion of the outstanding principal balance of the Advances to which the Eurocurrency Rate request related (and the remaining part of the principal balance of the Advances, if any, shall continue to bear interest at the rate or rates previously applicable to such amounts).  At the termination of such Interest Period, the interest rate applicable to the portion of the principal balance of the Advances to which the Eurocurrency Rate request was applicable shall revert to the Base Rate unless a new Eurocurrency Rate request is made by a Borrower in accordance with this Agreement.  Notwithstanding anything to the contrary in this Section, (i) the Administrative Agent shall have no obligation to permit the application of a Eurocurrency Rate for any Interest Period if any Lender, in its sole discretion, determines that deposits in amounts equal to the requested amount, maturing at the end of the proposed Interest Period are not readily available to such Lender from major banks in the London interbank market, and (ii) without the consent of the Required Lenders, the Administrative Agent will not permit the application of a Eurocurrency Rate for any interest period if a Default or Event of Default has occurred and is continuing when the request for the Eurocurrency Rate is made.  Absent manifest error, the records of the Administrative Agent shall be conclusive evidence as to the amount of the Advances bearing interest at a Eurocurrency Rate, the applicable Eurocurrency Rate and the date on which the Interest Period applicable to such Eurocurrency Rate expires.

(e)           If any Lender, in its sole discretion, determines that it is unlawful for it to continue to maintain its portion of any Eurocurrency Rate Funding outstanding at the time of such determination, such Lender may, by notice to the Administrative Agent and the Company, require the immediate repayment thereof or, if legally permissible, convert its portion of such Eurocurrency Rate Funding to an Advance bearing interest at the Base Rate in an amount equal to the Dollar Equivalent of such portion of the applicable Eurocurrency Rate Funding.  Any such Advance shall be applied to the prepayment of that Lender’s portion of such Eurocurrency Rate Funding, but (i) no amount shall be required to be paid under Section 2.16 on account of such prepayment, and (ii) except as provided in Section 7.2 upon acceleration of the Obligations, no interest shall be due and payable with respect to such Advance until the end of the applicable Interest Period.

(f)           Unless the Borrowers repay an Alternative Currency Funding on the expiration of the Interest Period applicable thereto in the applicable Alternative Currency (whether through a new Borrowing in the applicable Alternative Currency or otherwise), the outstanding principal balance of such Alternative Currency Funding shall be converted from the applicable Alternative Currency to Dollars on the expiration of such Interest Period.  Upon any such conversion to Dollars, the Dollar Equivalent resulting from such conversion (as determined by the Administrative Agent) shall be deemed a Borrowing by the applicable Borrower from the Lenders hereunder consisting of Revolving Advances by each Lender in proportion to their shares of the corresponding Alternative Currency Funding.  The principal balance of such Borrowing shall initially bear interest at the Base Rate, but the rate of interest that applies to such Borrowing may be converted in accordance with paragraph (d).

(g)           If, as a result of any conversion of an Alternative Currency Funding to Dollars pursuant to paragraph (f) or any conversion of the Lenders’ reimbursement obligation with respect to any Alternative Currency Letter of Credit pursuant to Section 2.7, the sum of the Dollar Equivalent of all Revolving Outstandings exceeds the aggregate Revolving Commitment Amounts of the Lenders, the Borrowers shall on demand by the Administrative Agent repay the amount of such excess, together with interest thereon from the date of such conversion until payment at the Base Rate.

Section 2.4	Limitation of Revolving Outstandings.

If at any time (as determined by the Administrative Agent acting reasonably, based upon the Dollar Equivalent of all Revolving Outstandings), (a) solely because of currency fluctuation, the outstanding principal amount of all Revolving Advances plus the sum of the then outstanding Swing Line Advances and the then outstanding L/C Amount exceeds one hundred and three percent (103%) of the Aggregate Revolving Commitment Amount or (b) for any other reason, the outstanding principal amount of all Revolving Advances plus the sum of all then outstanding Swing Line Advances and the then outstanding L/C Amount exceeds the Aggregate Revolving Commitment Amount, then, in each such case, the Administrative Agent shall so notify the Company in writing and such notice shall include a reasonably detailed calculation of the excess amount, and, within two Business Days following the receipt of such notice by the Company, the Company shall do, or cause to be done, any of the following (or any combination of the following) solely to the extent necessary for the Dollar Equivalent of all Revolving Outstandings not to exceed the Aggregate Revolving Commitment Amount: the Company shall, or shall cause another Borrower to, as applicable, (i) repay outstanding Swing Line Advances (and/or reduce any pending request for a borrowing of such Swing Line Advances submitted in respect of such Swing Line Advances on such day) in whole or in part, (ii) repay outstanding Revolving Advances which are Base Rate Fundings (and/or reduce any pending requests for a borrowing or continuation or conversion of such Base Rate Fundings submitted in respect of such fundings on such day) in whole or in part, (iii) repay outstanding Revolving Advances which are Eurocurrency Rate Fundings denominated in Dollars (and/or reduce any pending requests for a borrowing or continuation or conversion of such fundings submitted in respect of such fundings on such day) in whole or in part, (iv) repay outstanding Alternative Currency Fundings (and/or reduce any pending requests for a borrowing or continuation or conversion of such fundings submitted in respect of such fundings on such day) in whole or in part or (v) with respect to any Letters of Credit then outstanding, make a payment of cash collateral into a cash collateral account opened by the Administrative Agent for the benefit of the Lenders (such cash collateral to be applied in accordance with Section 2.7(j)), and the Dollar Equivalent of such cash collateral shall be applied towards reduction of any excess of the Dollar Equivalent of all Revolving Outstandings over the Aggregate Revolving Commitment Amount.

Section 2.5	Principal and Interest Payment Dates.

(a)           Interest.  Interest accruing at the Base Rate shall be due and payable on the last day of each March, June, September and December and on the Revolving Commitment Termination Date and the Maturity Date, as applicable, and, after the Revolving Commitment Termination Date or the Maturity Date, as applicable, upon demand.  Interest accruing at a Eurocurrency Rate shall be due and payable on the last day of the applicable Interest Period or, if an Interest Period is in excess of three months, on the date that is three months after the beginning of the Interest Period and after each such interest payment date thereafter, on the last day of the Interest Period and on the Revolving Commitment Termination Date and the Maturity Date, as applicable, and, after the Revolving Commitment Termination Date and the Maturity Date, as applicable, upon demand.

(b)           Principal of Revolving Advances.  The principal balance of the Revolving Advances shall be due and payable in full on the Revolving Commitment Termination Date.

(c)           Principal of Term Loans.  The Company shall repay the aggregate outstanding principal amount of the Term Loans in consecutive quarterly installments on the last Business Day of each of March, June, September and December commencing December 31, 2014 as set forth below:

PAYMENT DATE	PRINCIPAL INSTALLMENT ($)
December 31, 2014	$1,250,000
March 31, 2015	$1,250,000
June 30, 2015	$1,250,000
September 30, 2015	$1,250,000
December 31, 2015	$1,875,000
March 31, 2016	$1,875,000
June 30, 2016	$1,875,000
September 30, 2016	$1,875,000
December 31, 2016	$1,875,000
March 31, 2017	$1,875,000
June 30, 2017	$1,875,000
September 30, 2017	$1,875,000
December 31, 2017	$2,500,000
March 31, 2018	$2,500,000
June 30, 2018	$2,500,000
September 30, 2018	$2,500,000
December 31, 2018	$2,500,000
March 31, 2019	$2,500,000
June 30, 2019	$2,500,000
September 30, 2019	$2,500,000

If not sooner paid, the Term Loans shall be paid in full, together with accrued interest thereon, on the Maturity Date.

Section 2.6	Default Rates.

Upon the occurrence of any Event of Default, and so long as such Event of Default continues without written waiver thereof by the Lenders, a default increment equal to 200 basis points (2.00%) shall be added to the Base Rate Margin, Eurocurrency Rate Margin and Facility Fee Rate.  Inclusion of such default increment in calculating the Base Rate Margin, Eurocurrency Rate Margin and Facility Fee Rate shall not be deemed a waiver or excuse of any such Event of Default.

Section 2.7	Letters of Credit.

(a)           Any Borrower may from time to time request that the Issuing Bank issue one or more letters of credit (each, together with each Existing Letter of Credit, a “Letter of Credit”) for the account of that Borrower.  No Letter of Credit shall be issued if (i) the Dollar Equivalent of the face amount of that Letter of Credit, together with the sum of the then-applicable L/C Amount and the aggregate principal balance of the Revolving Advances then outstanding, would exceed the Aggregate Revolving Commitment Amount, or (ii) the Dollar Equivalent of the face amount of that Letter of Credit, together with the then-applicable L/C Amount, would exceed the L/C Sublimit.

(b)           At least three days prior to the issuance of each Letter of Credit, the applicable Borrower shall execute a letter of credit application and reimbursement agreement in the Issuing Bank’s standard form, as required by the Issuing Bank (an “L/C Application”).

(c)           Each Letter of Credit shall be denominated in Dollars or an Alternative Currency specified by the applicable Borrower in its application and reimbursement agreement.

(d)           Each Letter of Credit shall be issued in a form acceptable to the Issuing Bank.  Unless otherwise approved by all of the Lenders, no Letter of Credit shall have an initial or any renewal term ending more than one year after the date of issuance or renewal, as applicable, or ending later than five Business Days prior to the Revolving Commitment Termination Date; provided, however, that a Letter of Credit may have a term extending for up to one year after the Revolving Commitment Termination Date subject to the requirement that the Borrowers either provide cash collateral in an amount equal to the L/C Amount of such Letter of Credit pursuant to Section 2.7(h) or cause a “back to back” standby letter of credit satisfactory to the Issuing Bank to be provided to the Issuing Bank at or prior to the time of the issuance of such Letter of Credit.

(e)           A letter of credit fee shall be due and payable to the Administrative Agent for the benefit of the Lenders in connection with each Letter of Credit.  The letter of credit fee payable with respect to each standby Letter of Credit shall be computed at an annual rate equal to the applicable Eurocurrency Rate Margin in effect from time to time, applied to the face amount of such Letter of Credit outstanding from time to time, from and including the date of issuance of such Letter of Credit until the expiration thereof, payable in arrears on the last day of each calendar quarter and on the expiration date of such Letter of Credit.  The letter of credit fee payable with respect to each commercial Letter of Credit shall be computed at an annual rate equal to one half (50%) of the applicable Eurocurrency Rate Margin in effect on the issuance date, applied to the initial face amount of such Letter of Credit, payable on the date of issuance.  In addition to the applicable letter of credit fee, a fronting fee shall be due and payable to the Administrative Agent for the account of the Issuing Bank in connection with each Letter of Credit, in the amount specified in the applicable Fee Letter.  In addition, the Borrowers shall pay or reimburse the Issuing Bank for such additional fees as are specified in the applicable Fee Letter and for such normal and customary costs and expenses as are incurred or charged by the Issuing Bank in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.  Notwithstanding the foregoing, for any period during which a Lender is a Defaulting Lender, such Defaulting Lender shall not be entitled to receive any letter of credit fees pursuant to this Section 2.7(e) otherwise payable to the account of such Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided cash collateral or other credit support arrangements satisfactory to the Issuing Bank pursuant to Section 2.7(k), but instead, the Borrowers shall pay to the non-Defaulting Lenders the amount of such letter of credit commissions in accordance with the upward adjustments in their respective Percentages allocable to such Letter of Credit pursuant to Section 2.7(j), with the balance of such fee, if any, payable to the Issuing Bank for its own account.

(f)           The Borrowers shall pay the amount of each draft drawn under any Letter of Credit to the Issuing Bank on demand (or, if demand is not earlier made, on the Revolving Commitment Termination Date), together with interest at the Base Rate from the date that such draft is paid by the Issuing Bank until payment of such amount in full.  The Issuing Bank shall provide notice to the Company or the applicable Borrower of payment of the draft within one Business Day of such payment.  The Issuing Bank may (at its option) charge any deposit account maintained by any Borrower with the Issuing Bank for the amount of any draft drawn under a Letter of Credit.  Unless the Borrowers make such payment with respect to an Alternative Currency Letter of Credit in the applicable Alternative Currency on the same Business Day as the day of payment of such draft by the Issuing Bank, the Borrowers’ obligation to pay the amount of such draft shall be converted from the applicable Alternative Currency to Dollars following such payment by the Issuing Bank.

(g)           Each Lender shall be deemed to hold a participation interest in each Letter of Credit equal to that Lender’s Percentage of the face amount of that Letter of Credit.  If the Issuing Bank makes any payment pursuant to the terms of any Letter of Credit and is not promptly reimbursed, the Issuing Bank may request that each other Lender pay such Lender’s Percentage of the unreimbursed amount (which amount shall, in the case of an Alternative Currency Letter of Credit, have been converted to Dollars as set forth in Section 2.7(f)).  Upon receipt of any such request prior to 1:30 p.m. on a Business Day, the recipient shall be unconditionally and irrevocably obligated to pay its Percentage of the unreimbursed amount to the Issuing Bank in immediately available funds prior to 3:00 p.m. on such date.  Notices received after 1:30 p.m. shall be deemed to have been received on the following Business Day.  If payment is not made by a Lender when due hereunder, interest on the unpaid amount shall accrue from and including the date of the Issuing Bank’s request to the date of payment at the Federal Funds Rate.  After making any payment to the Issuing Bank under this subsection in connection with a particular Letter of Credit, a Lender shall be entitled to participate to the extent of its Percentage in the related reimbursements received by the Issuing Bank from the Borrowers or otherwise.  Upon receiving any such reimbursement, the Issuing Bank will distribute to each Lender its Percentage of such reimbursement.  At the option of the Administrative Agent, payment by the Lenders hereunder may be deemed a Revolving Advance.

(h)           Unless otherwise agreed by each Lender in writing, the Borrowers shall deposit in the Cash Collateral Account, on the fifth Business Day preceding the Commitment Termination Date, an amount equal to the then-applicable L/C Amount, less the balance (if any) then outstanding in the Cash Collateral Account.  Such deposit shall be made (i) with respect to each Alternative Currency Letter of Credit, in the applicable Alternative Currency, and (ii) with respect to each Letter of Credit denominated in Dollars, in Dollars.

(i)           From and after the effectiveness of the obligation of the Lenders to make the initial Credit Extension as described in Section 3.1, each of the Existing Letters of Credit shall constitute, for all purposes of this Agreement and the other Loan Documents, a Letter of Credit issued and outstanding hereunder.

(j)           During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire or fund participations in Letters of Credit pursuant to this Section 2.7, the “Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Commitment of such Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Advances shall not exceed the positive difference, if any, of (A) the Revolving Commitment of that non-Defaulting Lender minus (B) the aggregate outstanding principal amount of the Revolving Advances of that Lender.

(k)           Notwithstanding anything to the contrary contained in this Section 2.7, the Issuing Bank shall not be obligated to issue any Letter of Credit at a time when any other Lender is a Defaulting Lender, unless the Issuing Bank has entered into arrangements satisfactory to it to eliminate the Issuing Bank’s risk with respect to any such Defaulting Lender’s reimbursement obligations hereunder (it being understood that arrangements pursuant to Section 2.7(j) or cash collateralizing such Defaulting Lender’s Percentage of the liability with respect to such Letter of Credit shall be deemed satisfactory to the Issuing Bank).  On demand by the Issuing Bank or the Administrative Agent from time to time, the Borrowers shall cash collateralize each Defaulting Lender’s Percentage of the outstanding L/C Amount on terms reasonably satisfactory to the Administrative Agent and the Issuing Bank.  Any such cash collateral shall be deposited in a separate account with the Administrative Agent, subject to the exclusive dominion and control of the Administrative Agent, as collateral (solely for the benefit of the Issuing Bank) for the payment and performance of each Defaulting Lender’s Percentage of outstanding Letters of Credit.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank immediately for each Defaulting Lender’s Percentage of any drawing under any Letter of Credit which has not otherwise been reimbursed by the Borrowers or such Defaulting Lender pursuant to the terms of this Section 2.7.

Section 2.8	Facility Fee.

(a)           The Company shall pay to the Administrative Agent, for the benefit of the Lenders, a facility fee computed each day from the Effective Date through the Revolving Commitment Termination Date (and thereafter so long as there shall be any Revolving Outstandings) at an annual rate equal to the Facility Fee Rate in effect on such day applied to the Aggregate Revolving Commitment Amount (whether used or unused) hereunder (or, as applicable, applied to the remaining Revolving Outstandings after the Revolving Commitment Termination Date); provided, however, that for any period during which such Lender is a Defaulting Lender, such Defaulting Lender (i) shall not be entitled to receive any such facility fee (and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(b)           The facility fee set forth in this Section shall be due and payable quarterly in arrears on the last day of each March, June, September and December during the term of the Revolving Commitments.  Any facility fees remaining unpaid on the Revolving Commitment Termination Date shall be due and payable on that date and any facility fees accruing thereafter shall be payable upon demand.

Section 2.9	Other Fees.

The Borrowers shall pay to (i) the Administrative Agent and the Arrangers, for the benefit of the Lenders, the upfront fee set forth in the Fee Letter described in clause (a) of the definition thereof, (ii) the Administrative Agent and Wells Fargo Securities, LLC, for their own account and not for the benefit of the Lenders, certain additional fees in the amounts set forth in the Fee Letter described in clause (b) of the definition thereof, and (iii) the Syndication Agent and KeyBanc Capital Markets Inc., for their own account and not for the benefit of the Lenders, certain additional fees in the amounts set forth in the Fee Letter described in clause (c) of the definition thereof.

Section 2.10	Termination or Reduction of the Commitments.

The Company shall have the right at any time and from time to time upon three Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders) permanently to terminate the Revolving Commitments in whole or permanently to reduce the Revolving Commitment Amounts in part, without penalty or premium, provided that (a) the Revolving Commitments may not be terminated while any Revolving Advance or L/C Amount remains outstanding, (b) each partial reduction shall be in the aggregate amount of $5,000,000 or a multiple thereof, (c) any partial reduction of the Revolving Commitment Amounts shall be pro rata as to each Lender in accordance with that Lender’s Percentage, and (d) no reduction shall reduce the Revolving Commitment Amounts to an amount less than the sum of the aggregate Revolving Outstandings (after giving effect to any prepayments of Revolving Advances to be made on or prior to the effective date of such reduction) at the time.  Each reduction in the Revolving Commitment Amounts hereunder shall constitute a corresponding reduction in the Maximum Aggregate Commitment Amount.  Unless previously terminated, the Term Commitments shall terminate upon the making of the Term Loans on the Effective Date.

Section 2.11	Voluntary Prepayments.

The Borrowers may prepay the Advances in whole or in part, without penalty or premium, at any time and from time to time; provided that (a) any prepayment of the Revolving Advances shall be applied pro rata to the prepayment of each Lender’s Revolving Advances, (b) any prepayment of Term Loans shall be applied to the principal installments thereof in inverse order of maturity, (c) any prepayment of the full amount of the Advances shall include accrued interest thereon, (d) any prepayment of any Eurocurrency Rate Funding shall be accompanied by compensation as specified in Section 2.16, (e) any prepayment of any Eurocurrency Rate Funding that is not an Alternative Currency Funding shall be made only upon three Business Days’ prior notice, and any prepayment of any Alternative Currency Funding shall be made only upon four Business Days’ prior notice, and (f) each prepayment of the Advances (other than prepayment of the Advances in full) shall be in the principal amount of $1,000,000 or an integral multiple of $1,000,000.  Each partial prepayment of principal on the Advances shall be applied, first, to that portion of such Advances bearing interest at the Base Rate, and, second, to that portion of such Advances bearing interest at a Eurocurrency Rate, in inverse order of the maturities of the Interest Periods applicable thereto.

Section 2.12	Computation of Interest and Fees.

All interest on (a) Base Rate Fundings accruing based on the Prime Rate and (b) Eurocurrency Rate Fundings denominated in Canadian dollars or English pounds sterling will be calculated based on the actual days elapsed in a year of 365 or 366 days, as the case may be.  All other interest and all fees hereunder shall be computed on the basis of actual number of days elapsed in a year of 360 days.

Section 2.13	Payments.

(a)           All payments of the Obligations shall be made to the Administrative Agent in immediately available funds, without setoff or counterclaim at such office as the Administrative Agent may from time to time designate.  All payments of principal and interest on any Advance shall be made in Dollars, except that Alternative Currency Fundings and reimbursement obligations arising from Alternative Currency Letters of Credit shall be repaid in that same Alternative Currency or converted as set forth in Section 2.7(f).  Payments received after noon on any day shall be deemed received on the next succeeding Business Day.  Subject to Section 9.8(c), the Advances made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and the Administrative Agent in the ordinary course of business.  Each Borrower hereby authorizes the Administrative Agent to charge against any demand deposit account the Borrowers maintain with the Administrative Agent an amount equal to the accrued interest and fees from time to time due and payable to the Lender Parties under the Notes or hereunder, or (at the Lenders’ option) to effect a Borrowing in such amount, all without receipt of any request for such charge or Borrowing.

(b)           If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder in Dollars or any Alternative Currency (the “Specified Currency”) into another currency (the “Judgment Currency”), the rate of exchange which shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with that amount of the Judgment Currency on the Business Day next preceding the day on which such judgment is rendered.  The obligation of the Borrowers with respect to any such sum due from it to the Administrative Agent or any Lender (each, an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder or under the Notes in the Judgment Currency, such Entitled Person may in accordance with normal banking procedures purchase and transfer to the required location of payment the Alternative Currency with the amount of the Judgment Currency so adjudged to be due; and the Borrowers hereby, as a separate obligation and notwithstanding any such judgment, agree to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the applicable Alternative Currency, any difference between the sum originally due to such Entitled Person in the Alternative Currency and the amount of the Alternative Currency so purchased and transferred on that Business Day.

(c)           Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Administrative Agent for the account of such Defaulting Lender pursuant to Section 2.7), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank and/or the Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the Issuing Bank and/or the Swing Line Lender, to be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Swing Line Advance or Letter of Credit; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Advances under this Agreement; sixth, to the payment of any amounts owing to the Administrative Agent, the Lenders, the Issuing Bank or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by the Administrative Agent, any Lender, the Issuing Bank or Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any Revolving Advances or funded participations in Swing Line Advances or Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share and (ii) such Revolving Advances or funded participations in Swing Line Advances or Letters of Credit were made at a time when the conditions set forth in Section 3.3 were satisfied or waived, such payment shall be applied solely to pay the Revolving Advances of, and funded participations in Swing Line Advances or Letters of Credit owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Advances of, or funded participations in Swing Line Advances or Letters of Credit owed to, such Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.13(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

Section 2.14	Payment on Non-Business Days.

Whenever any payment to be made hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in each case be included in the computation of payment of interest thereon.

Section 2.15	Use of Advances and Letters of Credit.

The proceeds of each Borrowing, and each Letter of Credit, shall be used by the Borrowers for their general corporate purposes (including commercial paper backup) or as otherwise permitted pursuant to Section 5.08.

Section 2.16	Funding Indemnification.

The Borrowers shall, in addition to other amounts payable hereunder, also compensate any Lender, upon written request by that Lender (which request shall set forth the basis for requesting such amounts), for all losses and expenses in respect of any interest or other consideration paid by that Lender to lenders of funds borrowed by it or deposited with it to maintain any portion of the principal balance of that Lender’s Eurocurrency Rate Fundings which that Lender may sustain to the extent not otherwise compensated for hereunder and not mitigated by the reemployment of such funds if any prepayment of any such portion occurs on a date that is not the expiration date of the relevant Interest Period or if a Borrowing or prepayment in whole or in part of a Eurocurrency Rate Funding fails to occur.  A certificate as to any such loss or expense (including calculations, in reasonable detail, showing how that Lender computed such loss or expense) shall be promptly submitted by that Lender to the Company and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof.  Such loss or expense may be computed as though that Lender acquired deposits in the London interbank market to fund that portion of the principal balance whether or not that Lender actually did so.

Section 2.17	Taxes.

(a)           Defined Terms.  For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

(b)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)           Payment of Other Taxes by the Borrowers.  The Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)           Indemnification by the Borrower.  The Borrowers shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)           Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.8(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)            Evidence of Payments.  As soon as practicable after any payment of Taxes by any Borrower to a Governmental Authority pursuant to this Section 2.17, the applicable Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)           Status of Lenders.  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the applicable Borrower and the Administrative Agent, at the time or times reasonably requested by the applicable Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the applicable Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the applicable Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the applicable Borrower or the Administrative Agent as will enable the applicable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)          Without limiting the generality of the foregoing, in the event that the applicable Borrower is a U.S. Borrower:

(A)         any Lender that is a U.S. Person shall deliver to the applicable Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the applicable Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the applicable Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the applicable Borrower or the Administrative Agent), whichever of the following is applicable:

(1)  in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN (or W-8BEN-E) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN (or W-8BEN-E) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)  executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN (or W-8BEN-E); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN (or W-8BEN-E), a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the applicable Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the applicable Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the applicable Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)           if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the applicable Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the applicable Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the applicable Borrower or the Administrative Agent as may be necessary for the applicable Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the applicable Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)           Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)           Survival.  Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.18	Increased Costs; Eurocurrency Rate Availability; Illegality.

(a)           Increased Costs Generally.  If any Change in Law binding on or applicable to any Lender or the Issuing Bank shall:

(i)
impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, such Lender (except any reserve requirement reflected in the Eurocurrency Rate) or the Issuing Bank, as the case may be;

(ii)
subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)
impose on such Lender or the Issuing Bank, as the case may be, or the London interbank market any other condition, cost or expense (other than any taxes) affecting this Agreement or Eurocurrency Rate Advances made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting into or maintaining any Eurocurrency Rate Advance (or of maintaining its obligation to make any such Advance), or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender or the Issuing Bank, as the case may be, that complies with  paragraph (c) below, the Borrowers shall promptly pay to any such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank or any Lending Office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital requirements or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Advances made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time within ten Business Days following written request of such Lender or such Issuing Bank, as the case may be, that complies with paragraph (c) below, the Borrowers shall promptly pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  Any request from any Lender or the Issuing Bank for payment of additional amounts pursuant to Section 2.18(a) or (b) shall include certification (i) that one of the events described in Section 2.18(a) or (b) has occurred and describing in reasonable detail the nature of such event, (ii) as to the reduction of the rate of return on capital resulting from such event and (iii) as to the additional amount or amounts requested by such Lender or the Issuing Bank, as the case may be, and a reasonably detailed explanation of the calculation thereof.  A certificate of a Lender or the Issuing Bank complying with the immediately preceding sentence and setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error.  The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.  Notwithstanding the foregoing, neither any Lender nor the Issuing Bank shall make demand for payment of increased costs under this Section unless such Lender or the Issuing Bank, as the case may be, is generally imposing such increased costs on its similarly situated customers.

(d)           Delay in Requests.  Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)           Additional Reserve Costs.  For so long as any Lender is required to make special deposits with the Bank of England and/or The Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (including any such requirement imposed by the Bank of England, the European Central Bank or the European System of Central Banks, but excluding requirements reflected in the computation of the Eurocurrency Rate) in respect of any of such Lender’s Eurocurrency Rate Advances, such Lender shall be entitled to require the applicable Borrower to pay, contemporaneously with each payment of interest on each of such Lender’s Advances subject to such requirements, additional interest on such Advance at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirements in relation to such Advance.  Any additional interest owed pursuant to this subsection shall be determined in reasonable detail by the applicable Lender, which determination shall be conclusive absent manifest error, and notified to the applicable Borrower (with a copy to the Administrative Agent) at least five Business Days before each date on which interest is payable for the applicable Advance, and such additional interest so notified to the applicable Borrower by such Lender shall be payable to the Administrative Agent for the account of such Lender on each date on which interest is payable for such Advance.

(f)           Limitation on Obligations of Company. Notwithstanding anything to the contrary in this Section 2.18, if a Lender changes its applicable Lending Office (other than (i) pursuant to paragraph (g) below or (ii) after an Event of Default under Section 7.1(a), (h) or (i) has occurred and is continuing) and the effect of such change, as of the date of such change, would be to cause the Company to become obligated to pay any additional amount or compensation under this Section 2.18, the Company shall not be obligated to pay such additional amount.

(g)           Designation of a Different Lending Office.  If any Lender requires the Borrowers to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or requests compensation under Section 2.18, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.17 or Section 2.18, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(h)           Eurocurrency Rate Availability.  If the Required Lenders or the Administrative Agent determine that, by reason of circumstances affecting the relevant market, in connection with any request for a Eurocurrency Rate Funding or a conversion to or continuation thereof that (i) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such Eurocurrency Rate Funding and as a result the Eurocurrency Base Rate cannot be determined as provided in the definition thereof, (ii) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Funding, or (iii) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Funding does not adequately and fairly reflect the cost to such Lenders of funding such Advance, the Administrative Agent will promptly so notify the Company and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Fundings shall be suspended (as set forth in the immediately following sentence with respect to pending or outstanding Eurocurrency Rate Fundings) until the Administrative Agent (acting on its own or at the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, (a) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Funding or, failing that, will be deemed to have converted such request into a request for a Base Rate Funding in the amount specified therein and (b) any Advances that were to be continued as Eurocurrency Rate Advances shall, on the first day of the Interest Period immediately succeeding the date of receipt of such notice (or if such notice has been received on the first day of an Interest Period, on such date), be continued as Advances bearing interest at the Base Rate.

(i)           If, in any applicable jurisdiction, the Administrative Agent, the Issuing Bank or any Lender or any Designated Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Administrative Agent, the Issuing Bank or any Lender or its applicable Designated Lender to (i) perform any of its obligations hereunder or under any other Loan Document, (ii) to fund or maintain its participation in any Advance or (iii) issue, make, maintain, fund or charge interest with respect to any Credit Extension such Person shall promptly notify the Administrative Agent, then, upon the Administrative Agent notifying the Company, and until such notice by such Person is revoked, any obligation of such Person to issue, make, maintain, fund or charge interest with respect to any such Credit Extension shall be suspended, and to the extent required by applicable law, cancelled.  Upon receipt of such notice, the Borrowers shall, (A) repay that Person’s participation in the Advances or other applicable Obligations on the last day of the Interest Period for each Advance or other Obligation occurring after the Administrative Agent has notified the Company or, if earlier, the date specified by such Person in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by applicable law) and (B) take all reasonable actions requested by such Person to mitigate or avoid such illegality.

(j)           If, after the designation by the Lenders of any currency as an Alternative Currency, any change in currency controls or exchange regulations or any change in the national or international financial, political or economic conditions are imposed in the country in which such currency is issued, result in, in the reasonable opinion of the Required Lenders (in the case of any Advances to be denominated in an Alternative Currency) or the Issuing Bank (in the case of any Letter of Credit to be denominated in an Alternative Currency), (a) such currency no longer being readily available, freely transferable and convertible into Dollars, (b) a Dollar Equivalent is no longer readily calculable with respect to such currency, (c) providing such currency is impracticable for the Lenders or (d) no longer a currency in which the Required Lenders are willing to make such Credit Extensions (each of (a), (b), (c), and (d) a “Disqualifying Event”), then the Administrative Agent shall promptly notify the Lenders and the Borrower, and such country’s currency shall no longer be an Alternative Currency until such time as the Disqualifying Event(s) no longer exist. Within, five (5) Business Days after receipt of such notice from the Administrative Agent, the Borrowers shall repay all Advances in such currency to which the Disqualifying Event applies or convert such Advances into the Dollar Equivalent of Advances in Dollars, subject to the other terms contained herein.

Section 2.19	Guarantees.

(a)           Delivery of Subsidiary Guaranties.  Concurrent with the designation by the Company of any Subsidiary as a “Designated Subsidiary” under Section 9.2, the Company (subject to Section 2.19(c)) will deliver to the Administrative Agent (i) a guaranty (or joinder to a guaranty previously delivered pursuant to this Section 2.19(a)), executed by such Subsidiary, in form and substance satisfactory to the Administrative Agent, guarantying payment by such Designated Subsidiary of all Obligations of all other Borrowers, (ii) a certificate of the secretary or other appropriate officer of such Subsidiary, in form and substance satisfactory to the Administrative Agent, (1) certifying that the execution, delivery and performance of such guaranty or joinder have been duly approved by all necessary action of the Governing Board of such Subsidiary, and attaching true and correct copies of the applicable resolutions granting such approval, (2) certifying that attached to such certificate are true and correct copies of the Organizational Documents of such Subsidiary, together with such copies, and (3) certifying the names of the officers of such Subsidiary that are authorized to sign that guaranty or joinder; and (iii) an opinion of counsel to that Subsidiary, opining as to the due execution, delivery and enforceability of such guaranty and joinder, in form and substance satisfactory to the Administrative Agent.

(b)           Company Guaranty.  In addition, concurrent with the designation by the Company of the initial “Designated Subsidiary” under Section 9.2, if any, the Company will deliver to the Administrative Agent (i) a guaranty, executed by the Company, in form and substance satisfactory to the Administrative Agent, guarantying payment by the Company of all Obligations of all other present and future Borrowers, (ii) a certificate of the secretary or other appropriate officer of the Company, in form and substance satisfactory to the Administrative Agent, (1) certifying that the execution, delivery and performance of that guaranty have been duly approved by all necessary action of the Governing Board of the Company, and attaching true and correct copies of the applicable resolutions granting such approval, (2) certifying that attached to such certificate are true and correct copies of the Organizational Documents of the Company, together with such copies, and (3) certifying the names of the officers of the Company that are authorized to sign that guaranty; and (iii) an opinion of counsel to that Subsidiary, opining as to the due execution, delivery and enforceability of such guaranty, in form and substance satisfactory to the Administrative Agent.

(c)           Foreign Borrowers: Non-Liability for Domestic Borrowings.  Notwithstanding any other provision of this Agreement or any other Loan Document, no Borrower that is a Foreign Subsidiary shall have any obligation or liability hereunder or under the Guaranty (i) on account of any borrowings by any Borrower other than such Foreign Subsidiary or (ii) under Section 9.6 on account of the actions or inactions of any Borrower other than such Foreign Subsidiary, in each case to the extent that (1) (A) such obligation or liability in respect of the Obligations of such other Borrower or Borrowers is prohibited by applicable law governing such Foreign Subsidiary or (B) the Company has reasonably determined that such obligation or liability in respect of the Obligations of such other Borrower or Borrowers would have a material adverse tax consequence for the Company or any Subsidiary (including any material consequence arising from the operation of Section 956 of the Code) and (2) in either case, the Company has so indicated in the applicable Designation Letter.  To the extent that at the time any Foreign Subsidiary becomes a Designated Subsidiary, the circumstances in clause (1)(A) or (1)(B) above are applicable to such Foreign Subsidiary with respect to any other Borrower or Borrowers and the Company has so indicated in the applicable Designation Letter, (x) in the case of a Foreign Subsidiary as to which either of such clauses is applicable in respect of the Obligations of all other Borrowers, such  Foreign Subsidiary shall not be obligated to execute the Guaranty and (y) in the case of a Foreign Subsidiary as to which either of such clauses is applicable in respect of the Obligations of only certain other Borrowers, such Foreign Subsidiary shall be obligated to execute the Guaranty or a joinder thereto on terms which limit such Foreign Subsidiary’s guarantee thereunder to the Obligations of the Borrower or Borrowers as to which such circumstances do not apply.  The Administrative Agent is authorized from time to time in connection with the designation of new Designated Subsidiaries to consent to and enter into such amendments or modifications of the Guaranty as it deems appropriate to assure that no Foreign Subsidiary which is a Borrower is obligated under the Guaranty in respect of the Obligations of any other Borrower as to which the circumstances in clause (1)(A) or (1)(B) above are applicable in the case of such Designated Subsidiary.  The Company agrees that from time to time in connection with the designation of new Designated Subsidiaries it shall cause pre-existing Designated Subsidiaries to execute such amendments or modifications of the Guaranty as the Administrative Agent deems appropriate to assure that each Designated Subsidiary is liable under the Guaranty for the Obligations of all other Borrowers as to which the circumstances in clause (1)(A) or (1)(B) above are not applicable in the case of such Designated Subsidiary.

Section 2.20	Swing Line.

In order to accommodate the Company’s need for short-term revolving credit, either or both of Wells Fargo and KeyBank National Association (each in such capacity, a “Swing Line Lender” and together the “Swing Line Lenders”) may, from time to time and in its sole discretion, make Advances in Dollars to the Company on the terms and subject to the conditions set forth in this Section (each a “Swing Line Advance”).

(a)           Swing Line Advances may be made during the period from the date of this Agreement through and including the Revolving Commitment Termination Date.

(b)           The maximum aggregate principal amount of Swing Line Advances that may be outstanding at any given time shall be $20,000,000; provided, however, that (i) the maximum aggregate outstanding principal amount of Swing Line Advances made by either Swing Line Lender individually shall at no time exceed $10,000,000 and (ii) the sum of the Swing Line Advances plus the aggregate amount of Revolving Advances outstanding under Section 2.1(a) and the L/C Amount shall never exceed the sum of the Revolving Commitment Amounts.

(c)           Each Swing Line Advance shall occur following written or telephonic request to Administrative Agent (which shall promptly remit such notice to each Swing Line Lender) from any person purporting to be authorized to request Advances on behalf of the Company.  Each such notice or request must be received by the Administrative Agent no later than 3:00 p.m. on the Business Day on which the Swing Line Advance is to occur and shall specify (i) that the Company is requesting a Swing Line Advance, and (ii) the aggregate amount thereof (which shall be deemed to be requested half from one Swing Line Lender and half from the other except to the extent that such allocation would result in the aggregate Swing Line Advances from either Swing Line Lender exceeding $10,000,000 (in which case the aggregate requested Swing Line Advances shall be deemed requested from the applicable Swing Line Lender only to the extent resulting in such Swing Line Lender’s aggregate Swing Line Advances equaling $10,000,000 and the balance from the other Swing Line Lender)).  Prior to the close of business on the date of receipt of each such notice or request, each Swing Line Lender which has in its sole discretion elected to make such Swing Line Advance shall disburse the Swing Line Advance by making its Swing Line Advance available to the Administrative Agent by wire transfer of immediately available funds to the Administrative Agent, which shall promptly credit the same to the Company’s demand deposit account maintained with the Administrative Agent or in such other manner as the Swing Line Lenders, the Administrative Agent and the Company may from time to time agree in writing.

The Swing Line Lenders shall have no obligation to and shall not, disburse any Swing Line Advance if any condition set forth in Article III has not been satisfied on the day of the requested Swing Line Advance.  Each Swing Line Advance shall be in the amount of $500,000 or an integral multiple thereof (or such other amount as the applicable Swing Line Lender may agree).

(d)           Each Swing Line Advance shall bear interest at an annual rate equal to the Base Rate.  Interest on the Swing Line Advance shall be payable in arrears on the last day of each calendar quarter, and on the Revolving Commitment Termination Date.

(e)           The Swing Line Advances made by a Swing Line Lender shall, at the option of such Swing Line Lender, be evidenced by and repayable in accordance with a single promissory note of the Company (the “Swing Line Note”) payable to such Swing Line Lender, substantially in the form of Exhibit C hereto.

(f)           The Company shall repay the then-outstanding principal of the Swing Line Advances in full from time to time on the 15th day and the final day of each month and upon such repayment in full, shall not request another Swing Line Advance for at least one full Business Day.  The Company may use the proceeds of an Advance made pursuant to Section 2.1(a) to repay any Swing Line Advance.

(g)           Each Swing Line Lender may at any time and from time to time (whether before or after the occurrence of an Event of Default), by notice to the Administrative Agent not later than 1:00 p.m. on any Business Day, request that the Lenders refund its Swing Line Advances by making Advances to the Company pursuant to Section 2.1(a) in an aggregate principal amount equal to the then outstanding principal amount of such Swing Line Advances plus interest accrued thereon to and including the date of such notice and request.  Upon receiving such notice and request, and in any event not later than 2:00 p.m. on the date of the notice and request, the Administrative Agent shall notify each Lender of the amount of the requested Borrowing, that the proceeds of the Borrowing are to be used to repay a Swing Line Advance and of the amount of each Lender’s Revolving Advance with respect thereto.  Unless one of the events described in Sections 7.1(h) or (i) shall have occurred with respect to the Company, then subject to the provisions of Section 2.20(i) below, so long as a Lender receives such notice from the Administrative Agent prior to 2:00 p.m. on the date the requested Borrowing is to occur, each Lender shall make its Revolving Advance with respect to that Borrowing available to the Administrative Agent by wire transfer of immediately available funds to the Administrative Agent not later than 3:00 p.m. on the same day.  Prior to the close of business on the same day, the Administrative Agent will disburse the Borrowing by crediting the same to the account of the applicable Swing Line Lender.  Any Revolving Advances made by Lenders pursuant to this Section 2.20(g) shall initially bear interest at the Base Rate, but the rate of interest that applies to such Revolving Advances may be converted pursuant to Section 2.3(d), and such Revolving Advances shall in all other respects be treated in the same manner as Revolving Advances made pursuant to Section 2.1(a).  Each Lender acknowledges and agrees that its obligation to refund Swing Line Advances in accordance with the terms of this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article III.

(h)           The Company may prepay any Swing Line Advance on the Business Day it is made or on any subsequent Business Day; provided, however, that each such prepayment shall be in the principal amount of $500,000 or an integral multiple thereof.

(i)           In the event that one of the Events of Default described in Sections 7.1(h) or (i) shall have occurred, the Administrative Agent shall immediately notify the Swing Line Lenders and the Lenders, and, if any Swing Line Advances of a Swing Line Lender or interest thereon is outstanding on such day it receives notice, each Lender will purchase from such Swing Line Lenders an undivided participation interest in its Swing Line Advances and interest thereon in an amount equal to its Percentage of such Swing Line Advances.  Upon request, each Lender will promptly transfer to the applicable Swing Line Lenders, in immediately available funds, the amount of its participation and upon receipt thereof the Swing Line Lenders will deliver to such Lender a loan participation certificate, dated the date of receipt of such funds and in such amount.  Thereafter, the Swing Line Lenders shall make no further Swing Line Advances, any payments received directly by the Swing Line Lenders with respect to the Swing Line Advances shall be treated as excess payments subject to Section 8.4, and all other payments made by the Company shall be applied in the manner required by Section 8.2.

(j)           Any Swing Line Advances that are outstanding on the Revolving Commitment Termination Date shall be paid in full on such date, with all accrued interest.

(k)           No Borrower other than the Company may borrow any Swing Line Advance.

Section 2.21	Substitution of Lender.

Upon the receipt by the Company from any Lender (an “Affected Lender”) of a notice of illegality under Section 2.3(e) or a claim for compensation under Sections 2.17 or 2.18, or if any Lender shall be a Defaulting Lender, the Company may: (a) request that one or more of the other Lenders assume all or part of such Affected Lender’s or Defaulting Lender’s Advances and Commitments (which request each such other Lender may decline or agree to in its sole discretion); or (b) designate a replacement bank or other entity satisfactory to the Company to acquire and assume all or part of such Affected Lender’s or Defaulting Lender’s Advances and Commitments at the face amount thereof (a “Substitute Lender”).  Any such designation of a Substitute Lender under clause (b) shall be subject to the prior written consent of the Administrative Agent (which consent shall not unreasonably be withheld).  Any transfer of Advances or Commitments pursuant to this Section shall be made in accordance with Section 9.8, and the Affected Lender or Defaulting Lender, as applicable shall be entitled to payment in full of the principal amount of its outstanding Advances, all accrued interest thereon, and all accrued fees to the date of such transfer.  Upon the receipt by the Company from the Issuing Bank of a claim for compensation under Sections 2.17 or 2.18, the Company may elect to replace the Issuing Bank as such by designating another Lender (which has consented to such designation) to act as Issuing Bank, whereupon such other Lender shall act as the Issuing Bank and have the rights and obligations of the Issuing Bank; provided, however, that (i) such replacement shall not diminish or impair the rights of the replaced Issuing Bank or the obligations of the Borrowers and the other Lenders relative to Letters of Credit issued by the replaced Issuing Bank prior to its replacement and (ii) the new Issuing Bank shall not have the rights or obligations of the “Issuing Bank” relative to Letters of Credit issued by its predecessor Issuing Bank.

Section 2.22	Increase of Commitments.

(a)           So long as no Default or Event of Default has occurred and is continuing, the Company may by written notice to the Administrative Agent, propose to increase the Aggregate Revolving Commitment Amount (the amount of any such increase, an “Incremental Revolving Commitment”) and/or add one or more incremental term loan facilities (the amount of any such incremental term facility, an “Incremental Term Commitment”, and together with any Incremental Revolving Commitment, “Incremental Commitments”), in each case, in an amount not less than $10,000,000 and integral multiples of $5,000,000 in excess thereof and in an aggregate amount not greater than $100,000,000.  In no event shall any such Incremental Commitments cause the sum of the Aggregate Revolving Commitment Amount plus the Aggregate Term Commitment Amount to exceed the Maximum Aggregate Commitment Amount.  Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Company proposes that any Incremental Commitment shall be effective, which shall be a date not less than thirty (30) days after the date on which such notice is delivered to Administrative Agent.  The Company may invite any Lender, any Affiliate of any Lender and/or any Approved Fund, and/or any other Person reasonably satisfactory to the Administrative Agent, the Issuing Bank and the Swing Line Lender, to provide an Incremental Commitment (any such Person, an “Incremental Lender”).  Any Lender or any Incremental Lender offered or approached to provide all or a portion of any Incremental Commitment may elect or decline, in its sole discretion, to provide such Incremental Commitment.  Any Incremental Commitment shall become effective as of such Increased Amount Date; provided that:

(i)	no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to any Incremental Commitment;

(ii)
any loan made pursuant to such Incremental Commitment (each an “Incremental Advance”) shall be a “Revolving Advance” or a “Term Loan”, as applicable, for all purposes hereof and shall be subject to the same terms and conditions as the Revolving Advances or the Term Loans, as applicable, and shall be guaranteed to the same extent as the other Credit Extensions on a pari passu basis;

(iii)
such Incremental Commitments shall be effected pursuant to one or more agreements in form and substance satisfactory to the Administrative Agent and the Borrowers executed and delivered by the Borrowers, the Administrative Agent and the applicable Incremental Lenders (which agreement or agreements may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.22); and

(iv)
the Company shall deliver or cause to be delivered any customary legal opinions or other documents (including, without limitation, a resolution duly adopted by the board of directors (or equivalent governing body) of the Company authorizing such Incremental Advances (for the avoidance of doubt, resolutions duly adopted by the board of directors (or equivalent governing body)) of the Company delivered pursuant to Section 3.1(c) which authorize such Incremental Advances shall be sufficient as to the Company so long as such resolutions are certified as of the applicable Increased Amount Date as remaining in full force and effect) reasonably requested by the Administrative Agent in connection with any such transaction.

(b)           The outstanding Revolving Advances and Percentages of Swing Line Advances and L/C Amounts will be reallocated by the Administrative Agent on the applicable Increased Amount Date among the Lenders (including the Incremental Lenders) in accordance with their revised Percentages (and the Lenders (including the Incremental Lenders) agree to make all payments and adjustments necessary to effect such reallocation and the Company shall pay any and all costs required pursuant to Section 2.16 in connection with such reallocation as if such reallocation were a repayment).

(c)           On any Increased Amount Date on which any Incremental Commitment becomes effective, each Incremental Lender with an Incremental Commitment shall become a Lender hereunder with respect to such Incremental Commitment.  Thereafter it shall be entitled to the same voting rights as the existing Lenders and shall be included in any determination of the Required Lenders.  The Incremental Lenders will not constitute a separate voting class for any purposes under this Agreement.

(d)           In no event shall the Company make more than three requests for an Incremental Commitment pursuant to this Section 2.22.

ARTICLE III
Conditions Precedent

Section 3.1	Conditions to Effectiveness and Initial Credit Extensions.

The obligation of the Lenders to consummate this Agreement and to make or participate in the initial Credit Extension is subject to the delivery of the below documents, each in form and substance satisfactory to the Administrative Agent, and the satisfaction of the other conditions below:

(a)           This Agreement, duly executed by the Company, the Administrative Agent and each of the Lenders.

(b)           Any Notes requested by Lenders pursuant to Section 2.1, dated the date hereof and properly executed on behalf of the Company.

(c)           A certificate of the secretary or an assistant secretary of the Company (i) certifying that the execution, delivery and performance of the Loan Documents and other documents contemplated hereunder have been duly approved by all necessary action of the Governing Board of the Company, and attaching true and correct copies of the applicable resolutions granting such approval, (ii) certifying that attached to such certificate are true and correct copies of the Organizational Documents of the Company (in the case of the articles of incorporation of the Company, certified as of November 4, 2013 by the Secretary of State of its jurisdiction of incorporation and certified by the secretary or an assistant secretary of the Company as not having been amended or modified since such date), together with such copies, and (iii) certifying the names of the officers of the Company who are authorized to sign the Loan Documents and other documents contemplated hereunder, together with the true signatures of such officers.

(d)           A certificate from the president or Responsible Officer of the Company to the effect that (i) all representations and warranties of the Company contained in this Agreement and the other Loan Documents are correct on and as of the Effective Date (except to the extent any such representation or warranty relates solely to an earlier date), and (ii) no event has occurred and is continuing, or would result from any Credit Extension being made on the date hereof, which constitutes a Default or an Event of Default.

(e)           A certificate of good standing of the Company from the Secretary of State of its jurisdiction of incorporation, dated not more than ten days before the date hereof.

(f)           A signed copy of an opinion of John L. Hammond, Senior Vice President, Secretary and General Counsel of the Company, addressed to the Administrative Agent and the Lenders and in form and substance satisfactory to the Administrative Agent.

(g)           All existing indebtedness of the Borrowers and its Subsidiaries under the Existing Credit Agreement (except contingent reimbursement obligations in respect of the Existing Letters of Credit) shall be substantially contemporaneously paid in full, it being understood that such payment may be made out of the proceeds of the initial Credit Extension.

(h)           The Company shall have paid all fees required to be paid as of the date hereof under this Agreement or the Fee Letters, including fees of counsel for the Administrative Agent for which a statement has been received.

(i)           Such other documents (including “know your customer” information) as the Administrative Agent or the Required Lenders may reasonably deem necessary or advisable in connection with the initial Credit Extensions.

Section 3.2	Additional Conditions Precedent to Credit Extensions to Designated Subsidiaries.

The obligation of the Lender Parties to provide any Credit Extension to any Designated Subsidiary is subject to the further condition precedent that the Administrative Agent shall have received, on or before the day of the first Credit Extension to such Designated Subsidiary, all of the following, in form and substance reasonably satisfactory to the Administrative Agent;

(a)           A Designation Letter, duly executed by such Designated Subsidiary and the Company.

(b)           A certificate of an appropriate officer (or individual performing the function thereof) of such Designated Subsidiary (i) certifying that the execution, delivery and performance of the Loan Documents and other documents contemplated hereunder have been duly approved by all necessary action of the Governing Board of such Designated Subsidiary, and attaching true and correct copies of the applicable resolutions granting such approval, (ii) certifying that attached to such certificate are true and correct copies of the Organizational Documents of such Designated Subsidiary, together with such copies, and (iii) certifying the names of the officers of such Designated Subsidiary who are authorized to sign the Designation Letter and other documents contemplated hereunder, together with the true signatures of such officers.

(c)           A certificate of good standing (or equivalent certificate or confirmation, in each case to the extent available in the applicable jurisdiction) of such Designated Subsidiary, dated not more than ten days before such date.

(d)           A signed copy of an opinion of counsel for such Designated Subsidiary, addressed to the Administrative Agent and the Lenders, opining as to the due execution, delivery and enforceability of the Loan Documents to which such Designated Subsidiary is a party and as to such other matters as the Administrative Agent may reasonably request.

(e)           To the extent not previously delivered, such documents as are required by Section 2.19(a).

(f)           Such other documents (including “know your customer” information) as the Administrative Agent or the Required Lenders may reasonably deem necessary or advisable in connection with the initial Credit Extension to such Designated Subsidiary.

Section 3.3	Conditions Precedent to All Credit Extensions.

The obligation of the Lender Parties to provide any Credit Extension is subject to the further conditions precedent that on the date of such Credit Extension:

(a)           The representations and warranties contained in Article IV are correct on and as of the date of such Credit Extension as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date; provided that the representation and warranty set forth in Section 4.6 shall only be made with respect to the initial Credit Extension on the Effective Date.

(b)           The Borrower requesting such Credit Extension has delivered to the Administrative Agent a certificate in the form of Exhibit G hereto, duly executed by a person authorized to request Credit Extensions on behalf of that Borrower.

(c)           No event has occurred and is continuing, or would result from such Credit Extension, which constitutes a Default or an Event of Default.

ARTICLE IV
Representations and Warranties

The Company represents and warrants to the Lenders as follows:

Section 4.1	Corporate Existence and Power.

The Company and its Subsidiaries are each corporations duly incorporated, validly existing and in good standing under the laws of their respective jurisdictions of incorporation, and are each duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by them makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (a) will not permanently preclude the Company or any Subsidiary from maintaining any material action in any such jurisdiction even though such action arose in whole or in part during the period of such failure, and (b) will not result in any other Material Adverse Change.  The Company has (and, upon becoming a Borrower hereunder, each Designated Subsidiary will have) all requisite power and authority, corporate or otherwise, to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents.

Section 4.2	Authorization of Borrowing; No Conflict as to Law or Agreements.

The execution, delivery and performance by the Borrowers of the Loan Documents, the borrowings from time to time hereunder, the issuance of the Notes, and the consummation of the transactions herein and therein contemplated, have been duly authorized by all necessary corporate action and do not and will not (a) require any consent or approval of the stockholders of any Borrower, or any authorization, consent, approval, order, filing, registration or qualification by or with any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, other than those consents described in Schedule 4.2, each of which has been obtained and is in full force and effect, (b) violate any provision of any law, rule or regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System and Section 7 of the Exchange Act or any regulation promulgated thereunder) or of any order, writ, injunction or decree presently in effect having applicability to any Borrower or of the Organizational Documents of any Borrower, (c) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Company or any Subsidiary is a party or by which it or its properties may be bound or affected, or (d) result in, or require, the creation or imposition of any Lien or other charge or encumbrance of any nature upon or with respect to any of the properties now owned or hereafter acquired by the Company or any Subsidiary.

Section 4.3	Legal Agreements.

This Agreement and the other Loan Documents constitute the legal, valid and binding obligations of the Borrowers, enforceable against the Borrowers in accordance with their respective terms, except to the extent that such enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

Section 4.4	Subsidiaries.

Schedule 4.4 hereto is a complete and correct list of all Subsidiaries as of the date of this Agreement and of the percentage of the ownership of the Company or any other Subsidiary in each as of the date of this Agreement.  Except as otherwise indicated in that Schedule, all shares of each Subsidiary owned by the Company or by any such other Subsidiary are validly issued and fully paid and non-assessable.

Section 4.5	Financial Condition.

The Company has heretofore furnished to the Lenders the audited consolidated financial statements of the Company and its Subsidiaries for the year ended December 31, 2013.  Those financial statements fairly present in all material respects the financial condition of the Company on the date thereof and the results of its operations and cash flows for the period then ended, and were prepared in accordance with GAAP.  The information, exhibits and reports furnished by the Company to the Lender Parties, taken as a whole, in connection with the negotiation of or compliance with the Loan Documents did not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

Section 4.6	Adverse Change.

There has been no Material Adverse Change between December 31, 2013 and the date of this Agreement.

Section 4.7	Litigation.

Except as set forth in Schedule 4.7, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or the properties of the Company or any Subsidiary before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which could reasonably be expected to effect a Material Adverse Change.  Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to effect a Material Adverse Change, the Company knows of no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 4.5.

Section 4.8	Hazardous Substances.

Except as set forth in Schedule 4.8, to the best of the Company’s knowledge, (a) neither the Company nor any Subsidiary or other Person has ever caused or permitted any Hazardous Substance to be disposed of on, under or at any real property which is operated by the Company or any Subsidiary or in which the Company or any Subsidiary has any interest, except to the extent that such disposal can not reasonably be expected to result in a Material Adverse Change; and (b) no such real property has ever been used (either by the Company or by any Subsidiary or other Person) as a dump site or permanent or temporary storage site for any Hazardous Substance in a manner that could reasonably be expected to result in a Material Adverse Change.

Section 4.9	Regulation U.

Neither the Company nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

Section 4.10	Taxes.

The Company and its Subsidiaries have each paid or caused to be paid to the proper authorities when due all federal and all material state and local Taxes required to be withheld and paid by them.  The Company and its Subsidiaries have each filed all federal, state and local Tax returns which to the knowledge of the officers of the Company or any Subsidiary are required to be filed, and the Company and its Subsidiaries have each paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by it to the extent such taxes have become due, other than taxes whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which the Company or applicable Subsidiary has provided adequate reserves in accordance with GAAP and to the extent that nonpayment would not result in a Material Adverse Change.

Section 4.11	Burdensome Restrictions.

Neither the Company nor any Subsidiary is a party to or bound by any agreement, or subject to any restriction in any Organizational Document, or any requirement of law, which would reasonably be expected to effect a Material Adverse Change.  Neither the Company nor any Subsidiary is a party to any presently effective agreement that, if entered into after the date hereof, would constitute a breach of Section 6.7.

Section 4.12	Titles and Liens.

The Company or one of its Subsidiaries has good title to each of the properties and assets material to the operations of the Company and its Subsidiaries, taken as a whole, which it purports to own or which are reflected as owned on its books and records, in each case free and clear of all Liens and encumbrances, except for Liens and encumbrances permitted by Section 6.1 and covenants, restrictions, rights, easements and irregularities in title which do not materially interfere with the business or operations of the Company and its Subsidiaries taken as a whole.

Section 4.13	ERISA.

The present value of all accumulated benefit obligations under each Plan (based on assumptions used for purposes of FASB No. 87) did not, as of any January 1, hereafter exceed by more than $20,000,000 the value of the assets of such Plan, and the present value of all accumulated benefit obligations of all under funded Plans (based on FASB No. 87 assumptions) did not, as of any January 1, hereafter, exceed by more than $20,000,000 the value of the assets of all under funded Plans, and no liability to the Pension Benefit Guaranty Corporation or the Internal Revenue Service in excess of such amount has been, or is expected by the Company or any Subsidiary or ERISA Affiliate to be, incurred with respect to any Plan that could become a liability of the Company or any Subsidiary except to the extent that any such circumstance could not reasonably be expected to result in a Material Adverse Change.  Except as disclosed in Company’s financial statements, neither the Company nor any Subsidiary has any contingent liability with respect to any post-retirement benefit under a Welfare Plan in excess of $20,000,000, other than liability for continuation coverage described in Part 6 of Subtitle B of Title I of ERISA.

Section 4.14	Investment Company Act.

No Borrower is, and no Borrower will at any time be, an “investment company,” as such term is defined in the Investment Company Act.

Section 4.15	Solvency.

Each Borrower is and, upon the making of any Advance and the issuance of any Letter of Credit, will be, Solvent.

Section 4.16	Swap Obligations.

Neither the Company nor any of its Subsidiaries has incurred any outstanding obligations under any Swap Contracts, other than Permitted Swap Obligations.

Section 4.17	Insurance.

The properties of the Company and its Subsidiaries are insured with responsible and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company and such Subsidiaries operate.

Section 4.18	Compliance With Laws.

The Company and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties, assets and rights, where failure to comply would result in a Material Adverse Change.

Section 4.19	No Contractual Default.

Neither the Company nor any Subsidiary is in violation of any term of any contract, agreement, judgment or decree, the violation of which would (individually or together with all other such violations in existence) result in a Material Adverse Change.

Section 4.20	Anti-Terrorism; Anti-Money Laundering; Anti-Corruption Laws.

Neither the Company nor any Subsidiary or, to their knowledge, any of their Affiliates (a) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), (b) is in violation of (i) the Trading with the Enemy Act, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto or (iii) the Patriot Act (collectively, the “Anti-Terrorism Laws”) or (c) is a Sanctioned Person.  No part of the proceeds of any Credit Extension hereunder will be unlawfully used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country, or in any other manner that will result in any violation by any Person (including any Lender, the Arrangers, the Administrative Agent, any Issuing Bank or any Swing Line Lender) of any Anti-Terrorism Laws.  The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents in all material respects with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and, to their knowledge, their respective directors, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

ARTICLE V
Affirmative Covenants of the Company

So long as any Obligations (other than obligations of indemnification described in Section 9.6 that are not then due and payable) remain unpaid or any Commitment or L/C Amount shall be outstanding, the Company will comply with the following requirements, unless the Required Lenders shall otherwise consent in writing:

Section 5.1	Financial Statements.

The Company will deliver to the Administrative Agent and each Lender:

(a)           As soon as available, and in any event within 90 days after the end of each fiscal year of the Company, a copy of the annual audit report of the Company and its Subsidiaries prepared by nationally recognized independent certified public accountants, which annual report shall include the balance sheet of the Company and its Subsidiaries as at the end of such fiscal year and the related statements of income, shareholders’ equity and cash flows of the Company and its Subsidiaries for the fiscal year then ended, all presented on a consolidated basis in reasonable detail and all prepared in accordance with GAAP.

(b)           As soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Company, the balance sheet of the Company and its Subsidiaries as at the end of such quarter and related statements of earnings and cash flows of the Company and its Subsidiaries for such quarter and for the year to date, in reasonable detail and prepared on a consolidated basis in accordance with GAAP, subject to year-end adjustments.

(c)           Concurrent with the delivery of any financial statements under paragraph (a) or (b), a Compliance Certificate, duly executed by the chief financial officer or treasurer of the Company.

(d)           Promptly after the sending or filing thereof, copies of all regular and periodic financial reports which the Company or any Subsidiary shall file with the SEC or any national securities exchange.

(e)           Immediately after the commencement thereof, notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting the Company or any Subsidiary of the type described in Section 4.7 or which seek a monetary recovery against the Company or any Subsidiary combined in excess of $10,000,000.

(f)           As promptly as practicable (but in any event not later than five Business Days) after an officer of the Company obtains knowledge of the occurrence of any Default or Event of Default, notice of such occurrence, together with a detailed statement by a Responsible Officer of the Company of the steps being taken by the Company to cure the effect of such event.

(g)           Promptly upon becoming aware of any Reportable Event or the occurrence of a prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Plan or any trust created thereunder, which could reasonably be expected to result in a liability to Company or any Subsidiary in excess of $20,000,000, a written notice specifying the nature thereof, what action the Company has taken, is taking or proposes to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the Department of Labor with respect thereto.

(h)           Promptly upon their receipt, copies of (i) all notices received by the Company, any Subsidiary or ERISA Affiliate of the Pension Benefit Guaranty Corporation’s intent to terminate any Plan or to have a trustee appointed to administer any Plan, and (ii) all notices received by the Company, any Subsidiary or any ERISA Affiliate from a Multiemployer Plan concerning the imposition or amount of withdrawal liability imposed pursuant to Section 4202 of ERISA, which withdrawal liability individually or in the aggregate exceeds 20,000,000.

(i)           All notices required to be delivered under Section 9.14.

(j)           Such other information respecting the financial condition and results of operations of the Company or any Subsidiary as any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to this Article may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address of sensient-tech.com; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender if the Administrative Agent or such Lender, as the case may be, requests the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, as applicable, and (ii) the Company shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies of the officer’s Compliance Certificates required by Section 5.1(c) to the Administrative Agent.  Except for such officer’s Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 5.2	Books and Records; Inspection and Examination.

The Company will keep, and will cause each Subsidiary to keep, accurate books of record and account for itself in which true and complete entries will be made in accordance with GAAP.  Upon request of any Applicable Party, as defined below, the Company will, and will cause each Subsidiary to, give any representative of such Applicable Party access to, and permit such representative to examine, copy or make extracts from, any and all books, records and documents in its possession (except to the extent that such access is restricted by law or by a bona fide non-disclosure agreement not entered into primarily for the purpose of evading the requirements of this Section), to inspect any of its properties (subject to such physical security requirements as the Company or the applicable Subsidiary may require) and to discuss its affairs, finances and accounts with any of its principal officers, all at such times during normal business hours, upon reasonable notice, and as often as such Applicable Party may reasonably request.  As used in this Section 5.2, “Applicable Party” means (a) so long as any Event of Default has occurred and is continuing, the Administrative Agent or any Lender, and (b) at all other times, the Administrative Agent.  The provisions of this Section 5.2 shall in no way preclude any Lender from discussing the general affairs, finances and accounts of the Company with any of its principal officers at such times during normal business hours and as often as may be agreed to between the Company and such Lender.

Section 5.3	Compliance with Laws.

The Company will, and will cause each Subsidiary to, comply with the requirements of applicable laws and regulations, the non-compliance with which would effect a Material Adverse Change.  In addition, and without limiting the foregoing sentence, the Company will (a) ensure, and cause each Subsidiary to ensure, that no Person who owns a controlling interest in or otherwise controls the Company or any Subsidiary is or shall be a Sanctioned Person, (b) not use or permit the use of the proceeds of any Advance to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause each Subsidiary to comply, with all Anti-Terrorism Laws.

Section 5.4	Payment of Taxes and Other Claims.

The Company will, and will cause each Subsidiary to, pay or discharge, when due, (a) all Taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, (b) all federal, state and local Taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien or charge upon any properties of the Company or any Subsidiary; provided, that neither the Company nor any Subsidiary shall be required to pay any such tax, assessment, charge or claim (i) whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary has provided adequate reserves in accordance with GAAP or (ii) where failure to pay such tax, assessment, charge or claim could not reasonably be expected to result in a liability in excess of $5,000,000.

Section 5.5	Maintenance of Properties.

The Company will keep and maintain, and will cause each Subsidiary to keep and maintain, all of its properties necessary or useful in its business in good condition, repair and working order; provided, however, that nothing in this Section shall prevent the Company or any Subsidiary from discontinuing the operation and maintenance of, or disposing of, any of its properties if (a) (i) such discontinuance or disposition is, in the reasonable judgment of the Company or that Subsidiary, desirable in the conduct of its business, and (ii) no Default or Event of Default exists at the time of, or will be caused by, such discontinuance or disposition or (b) such discontinuance or disposition relates to obsolete or worn-out property.

Section 5.6	Insurance.

The Company will, and will cause each Subsidiary to, obtain and maintain insurance with insurers reasonably believed by the Company or such Subsidiary to be responsible and reputable, in such amounts and against such risks as are consistent with sound business practice.

Section 5.7	Preservation of Corporate Existence.

The Company will, and will cause each Subsidiary to, preserve and maintain its corporate existence and all of its rights, privileges and franchises; provided, however, that neither the Company nor any Subsidiary shall be required to preserve any of its rights, privileges and franchises or to maintain its corporate existence if (a) its Governing Board shall reasonably determine that the preservation or maintenance thereof is no longer desirable in the conduct of the business of the Company or that Subsidiary, and (b) no Default or Event of Default exists upon, or will be caused by, the termination of such right, privilege, franchise or existence; provided, further, that in no event shall the foregoing be construed to permit the Company to terminate its corporate existence.

Section 5.8	Use of Proceeds.

The Company will, and will cause each Subsidiary to, use the proceeds of the Advances and L/C Amounts for general corporate purposes (including, without limitation, for the purpose of refinancing the Existing Credit Agreement and/or for the support of commercial paper) and to repay outstanding Advances and L/C Amounts.  The Company will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances and L/C Amounts to purchase or carry any “margin stock” (as defined in Regulation U) or to make any acquisition of any corporation, limited liability company or other business entity unless, prior to making such acquisition, the Company or such Subsidiary shall have obtained written approval from the Governing Board of such entity.  The Company shall not permit the proceeds of any Credit Extension to be used in a manner inconsistent with the second sentence of Section 4.20.

ARTICLE VI
Negative Covenants

So long as any Obligations (other than obligations of indemnification described in Section 9.6 that are not then due and payable) remain unpaid or any Commitment or L/C Amount shall be outstanding, the Company agrees that, without the prior written consent of the Required Lenders:

Section 6.1	Liens.

The Company will not create, incur, assume or suffer to exist any Lien on any of its assets, now owned or hereafter acquired, and will not permit any Subsidiary to create, incur, assume or suffer to exist any Lien on any of such Subsidiary’s assets, now owned or hereafter acquired, except the following:

(a)           Liens for taxes or assessments or other governmental charges to the extent not required to be paid by Section 5.4.

(b)           Materialmen’s, merchants’, carriers’ worker’s, repairer’s, or other like liens arising in the ordinary course of business to the extent not required to be paid by Section 5.4.

(c)           Pledges or deposits to secure obligations under worker’s compensation laws, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business.

(d)           Zoning restrictions, easements, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such property in the operation of the business of the Company and its Subsidiaries taken as a whole or the value of such property for the purpose of such business.

(e)           Purchase money Liens upon or in property acquired after the date hereof, provided that (i) such Lien is created not later than the 120th day following the acquisition or completion of construction of such property by the Company or its applicable Subsidiary, and (ii) no such Lien extends or shall extend to or cover any property of the Company or its Subsidiaries other than the property then being acquired, fixed improvements then or thereafter erected thereon and improvements and modifications thereto necessary to maintain such properties in working order.

(f)           Liens granted by any Acquisition Target prior to the acquisition by the Company or any Subsidiary of any interest in such Acquisition Target or its assets, so long as (i) such Lien was granted by the Acquisition Target prior to such acquisition and not in contemplation thereof, and (ii) no such Lien extends to any assets of the Company or any Subsidiary other than the assets of the Acquisition Target and improvements and modifications thereto necessary to maintain such properties in working order or, in the case of an asset transfer, the assets so acquired by the Company or the applicable Subsidiary and improvements and modifications thereto.

(g)           Liens (other than those described in subsection (e)) securing any indebtedness for borrowed money in existence on the date hereof and listed in Schedule 6.1 hereto.

(h)           Liens securing any refinancing of indebtedness secured by the Liens described in paragraphs (e) and (f), so long as the amount of such indebtedness secured by any such Lien does not exceed the amount of such refinanced indebtedness immediately prior to the refinancing and such Liens do not extend to assets other than those encumbered prior to such refinancing and improvements and modifications thereto.

(i)           Liens granted by any Subsidiary of the Company in favor of the Company or any wholly-owned Subsidiary of the Company.

(j)           Liens on patents, patent applications, trademarks, trademark applications, trade names, copyrights, technology and know-how to the extent such Liens arise from the granting (i) of exclusive licenses with respect to the foregoing if such licenses relate to either (1) intellectual property which is immaterial and not necessary for the on-going conduct of the businesses of the Company and its Subsidiaries or (2) uses that would not materially restrict the conduct of the on-going businesses of the Company and its Subsidiaries and (ii) of non-exclusive licenses to use any of the foregoing to any Person, in any case in the ordinary course of business of the Company or any of its Subsidiaries.

(k)           Possessory Liens in favor of lessees or sublessees of properties leased or subleased by the Company or any of its Subsidiaries to such Persons.

(l)           Liens created on assets transferred to an SPV pursuant to Asset Securitizations (which assets shall be of the types described in the definition of Asset Securitization contained herein), securing Attributable Securitization Indebtedness permitted to be outstanding pursuant to Section 6.2.

(m)           Liens not otherwise described in this Section 6.1, so long as the aggregate amount of indebtedness secured by all such Liens does not at any time exceed 10% of Adjusted Net Worth.

Section 6.2	Sale of Assets.

The Company will not, and will not permit any Subsidiary to, sell, lease, assign, transfer or otherwise dispose of (each a “Transfer”) all or a Material Part of the Assets of the Company and its Subsidiaries (whether in one transaction or in a series of transactions) to any other Person other than (a) in the ordinary course of business, (b) any transfer of an interest in accounts or notes receivable pursuant to an Asset Securitization; provided, that (i) such transfer qualifies as a sale under GAAP, (ii) the amount of all Attributable Securitization Indebtedness does not at any time exceed $100,000,000 in the aggregate, (iii) at least 80% of the proceeds of such transfers are paid in cash and (iv) the Company and its Subsidiaries do not retain a residual liability therefor in excess of 10% of the amount of any such financing, and (c) dispositions of property no longer used or useful in the business of the Company or any Subsidiary; provided, however, that a wholly-owned Subsidiary of the Company may sell, lease, or transfer all or a substantial part of its assets to the Company or another wholly-owned Subsidiary of the Company, and the Company or such other wholly-owned Subsidiary, as the case may be, may acquire all or substantially all of the assets of the Subsidiary so to be sold, leased or transferred to it, and any such sale, lease or transfer shall not be included in determining if the Company and/or its Subsidiaries disposed of a Material Part of the Assets.  For purposes hereof, “Material Part of the Assets” means assets (x) which, together with all other assets (in each case valued at net book value) previously Transferred during the twelve-month period then ending (other than pursuant to clauses (a) through (c) above), exceed 10% of Consolidated Total Assets or (y) which, together with all other assets (in each case valued at net book value) previously Transferred (other than pursuant to clauses (a) through (c) above) during the period from the date of this Agreement to and including the date of the Transfer of such assets exceed 30% of Consolidated Total Assets.

Section 6.3	Consolidation and Merger.

The Company will not consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all of the assets of any other Person; provided, however, that the restrictions contained in this Section shall not apply to or prevent the consolidation or merger of (a) any Person with, or a conveyance or transfer of its assets to, the Company so long as (i) no Default or Event of Default exists at the time of, or will be caused by, such consolidation, merger, conveyance or transfer, and (ii) the Company shall be the continuing or surviving corporation, or (b) the merger of a wholly-owned Subsidiary with the Company, provided that the Company is the legally surviving entity, or (c) the merger of a wholly-owned Subsidiary with another wholly-owned Subsidiary.

Section 6.4	Hazardous Substances.

The Company will not, and will not permit any Subsidiary to, cause or permit any Hazardous Substance to be disposed of in any manner, or on, under or at any real property which is operated by the Company or any Subsidiary or in which the Company or any Subsidiary has any interest, if such disposition could reasonably be expected to result in a Material Adverse Change.

Section 6.5	Restrictions on Nature of Business.

The Company and its Subsidiaries will not engage in any business materially different from those businesses in which they are presently engaged.

Section 6.6	Transactions with Affiliates.

The Company will not and will not permit any Subsidiary to enter into directly or indirectly any transaction or group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

Section 6.7	Restrictive Agreements.

The Company will not, and will not permit any Subsidiary to, enter into any agreement (excluding this Agreement) limiting the ability of any Subsidiary to make any payments directly or indirectly to the Company, by way of dividends, advances, repayments of loans or advances, reimbursements of management and any other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any such Subsidiary to make any payment, directly or indirectly, to the Company.

Section 6.8	Leverage Ratio.

The Company will not permit its Leverage Ratio, determined as at the end of each fiscal quarter of the Company, to be greater than 3.50 to 1.00.

Section 6.9	Fixed Charge Coverage Ratio.

The Company will not permit its Fixed Charge Coverage Ratio, determined as at the end of each fiscal quarter of the Company, to be less than 2.00 to 1.00.

Section 6.10	Adjusted Net Worth.

The Company will not permit its Adjusted Net Worth, determined as of the end of each fiscal quarter of the Company, to be less than the greater of (a) $625,000,000 and (b) such greater amount as may be from time to time required by the terms of any new senior indebtedness or amendments of existing senior indebtedness of the Company or its Subsidiaries; provided that this Section 6.10 shall cease to be in effect at any time and for so long as no other senior indebtedness of the Company or its Subsidiaries contains a consolidated net worth - related covenant or default.

Section 6.11	Investments.

Neither the Company nor any of its Subsidiaries will purchase or hold beneficially any Investment, except:

(a)           Investments in its Subsidiaries, including investments in connection with acquisitions.

(b)           Existing investments described on Schedule 6.11.

(c)           Investments in commercial paper of corporations organized under the laws of the United States or any state thereof maturing in 270 days or less from the date of issuance which, at the time of acquisition by the Company or any Subsidiary, is accorded a rating of “A-1” by S&P or “P-1” by Moody’s.

(d)           Investments in direct obligations of the United States of America or any agency or instrumentality of the United States of America, the payment or guarantee of which constitutes a full faith and credit obligation of the United States of America, in either case, maturing within twelve months from the date of acquisition thereof.

(e)           Investments in certificates of deposit and time deposits maturing within one year from the date of issuance thereof, either (i) issued by a bank or trust company organized under the laws of the United States or any state thereof, Canada or any province thereof, or any member state of the European Union as of April 30, 2004 (other than Greece), having in each such case capital, surplus and undivided profits aggregating at least U.S. $100,000,000 (or the equivalent under local currency), provided that at the time of acquisition thereof by the Company or a Subsidiary, the senior unsecured long-term debt of such bank or trust company or of the holding company of such bank or trust company is rated “A” or better by S&P, or “A2” or better by Moody’s, or (ii) issued by any bank or trust company organized under the laws of the United States or any state thereof to the extent that such Investments are fully insured by the Federal Depository Insurance Corporation.

(f)           Investments in repurchase agreements with respect to any Investment described in paragraph (d) above entered into with a depository institution or trust company of the type described in (e) above acting as principal, so long as such repurchase agreements are by their terms to be performed by the repurchase obligor and such repurchase agreements are deposited with a bank or trust company of the type described in clause (e) above.

(g)           Investments in (i) variable rate demand notes of any state of the United States or any municipality organized under the laws of any state of the United States or any political subdivision thereof which, at the time of acquisition by the Company, are accorded either of the two highest ratings by S&P or Moody’s, Inc., provided that in each such case, such notes permit the Company to require the issuer thereof to repurchase such notes within not more than 12 months from the date of acquisition thereof by the Company, and (ii) notes of any state of the United States or any municipality thereof organized under the laws of any state of the United States or any political subdivision thereof which are provided unconditional credit support by, and are unconditionally putable within a period not to exceed one year from the date of acquisition thereof by the Company or applicable Subsidiary to financial institutions rated “A” or better by S&P or Moody’s.

(h)           Investments in (i) preferred stocks which, at the date of acquisition by the Company or any Subsidiary, are accorded one of the three highest ratings by S&P or Moody’s or (ii) adjustable rate preferred stock funds rated “A-” or better by S&P or “A-3” or better by Moody’s.

(i)           Investments by any Foreign Subsidiary in direct obligations of the country in which such Foreign Subsidiary is organized, in each such case maturing within 12 months from the date of acquisition thereof by such Foreign Subsidiary.

(j)           Advances in the form of progress payments, prepaid rent or security deposits made or incurred in the ordinary course of business.

(k)           Investments of the Company and its Subsidiaries not described in the foregoing paragraphs (a) through (j), so long as the aggregate amount of all such Investments shall not at any time exceed the greater of (i) U.S. $50,000,000 or (ii) 10% of the aggregate amount of the capital stock accounts (net of treasury stock, at cost) plus (or minus in the case of a deficit) the surplus and retained earnings of the Company as determined in accordance with GAAP as at the time of making such Investment.

(l)           Other short-term Investments to the extent consistent with the investment policy of the Governing Board of the Company.

Section 6.12	Guarantees.

Neither the Company nor any of its Subsidiaries will assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except:

(a)           The endorsement of negotiable instruments by the Company or any of its Subsidiaries for deposit or collection or similar transactions in the ordinary course of business.

(b)           Guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons in existence on the date hereof and listed in Schedule 6.12 hereto.

(c)           Contingent obligations (i) of the Company with respect to obligations of its Subsidiaries and (ii) of any of the Company’s Subsidiaries with respect to obligations of the Company or another such Subsidiary.

(d)           Contingent obligations with respect to surety, appeal and performance bonds obtained by the Company or any of its Subsidiaries in the ordinary course of business.

Section 6.13	Priority Debt.

The Company will not, and will not permit any Subsidiary to, create, issue, assume, guarantee or otherwise incur or in any manner become liable in respect of any Priority Debt, unless at the time of creation, issuance, assumption, guarantee or incurrence thereof and after giving effect thereto and to the application of the proceeds thereof, (a) the aggregate amount  of Total Funded Debt of the Company and its Subsidiaries secured by any Lien created or incurred within the limitations of Section 6.1 would not exceed 10% of Adjusted Net Worth and (b) the aggregate amount of all Consolidated Priority Debt (including, without limitation all Total Funded Debt of the Company and its Subsidiaries secured by any Lien created or incurred within the limitations of Section 6.1) would not exceed 20% of Adjusted Net Worth.

ARTICLE VII
Events of Default, Rights and Remedies

Section 7.1	Events of Default.

“Event of Default”, wherever used herein, means any one of the following events:

(a)           Default in the payment of any principal of any Advance or L/C Amount when it becomes due and payable; or default in the payment of any other Obligations when the same become due and payable and the continuance of such default for five Business Days.

(b)           Default in the performance, or breach, of any covenant or agreement on the part of the Company contained in any of Sections 5.1(f), 5.7 (as to the corporate existence of the Company), 5.8, 6.1 through 6.3, or 6.6 through 6.13, inclusive.

(c)           Default in the performance, or breach, of any covenant or agreement of the Borrowers in this Agreement or any other Loan Document (excluding any covenant or agreement a default in whose performance or whose breach is elsewhere in this Section specifically dealt with), and the continuance of such default or breach for a period of 30 days after the Administrative Agent, at the request of any Lender, has given notice to the Company specifying such default or breach and requiring it to be remedied.

(d)           Any representation or warranty made by any Borrower in this Agreement or any other Loan Document or by any Borrower (or any of its officers) in any certificate, instrument, or statement contemplated by or made or delivered pursuant to or in connection with this Agreement, shall prove to have been incorrect in any material respect when made.

(e)           Any Loan Document or any material provision thereof shall for any reason cease to be valid and binding on any Borrower party thereto or any Borrower shall assert that any Loan Documents are not enforceable in accordance with their terms.

(f)           A default in the payment when due (after giving effect to any applicable grace periods) of principal or interest with respect to any item of Total Funded Debt of the Company or any of its Subsidiaries (other than any Obligations) if the aggregate amount of all such items of Total Funded Debt as to which such payment defaults exist is not less than $10,000,000.

(g)           A default (other than a default described in paragraph (f)) under any agreement relating to any item of Total Funded Debt of the Company or any Subsidiary (other than under any of the Loan Documents) or under any indenture or other instrument under which any such agreement has been issued or by which it is governed and the expiration of the applicable period of grace, if any, specified in such agreement if the effect of such default is to cause or to permit the holder of such item of Total Funded Debt (or trustee or agent on behalf of such holder) to cause such item of Total Funded Debt to come due prior to its stated maturity (or to cause or to permit the counterparty in respect of a Swap Contract to elect an early termination date in respect of such Swap Contract); provided, however, that no Event of Default shall be deemed to have occurred under this paragraph if the aggregate amount owing as to all such items of Total Funded Debt as to which such defaults have occurred and are continuing is less than $10,000,000; provided, further, that if such default shall be cured by the Company or such Subsidiary, or waived by the holders of such items of Total Funded Debt or counterparties in respect of such Swap Contracts, in each case prior to the commencement of any action under Section 7.2 and as may be permitted by such evidence of indebtedness, indenture, other instrument, or Swap Contract, then the Event of Default hereunder by reason of such default shall be deemed likewise to have been thereupon cured or waived.

(h)           The Company or any Subsidiary shall be adjudicated a bankrupt or insolvent, or admit in writing its inability to pay its debts as they mature, or make an assignment for the benefit of creditors; or the Company or any Subsidiary shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or for all or any substantial part of its property; or such receiver, trustee or similar officer shall be appointed without the application or consent of the Company or such Subsidiary, and such appointment shall continue undischarged for a period of 60 days; or the Company or any Subsidiary shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against the Company or any Subsidiary and shall continue undischarged for 60 days; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Company or any Subsidiary and such judgment, writ, or similar process shall not be released, vacated, stayed or fully bonded within 60 days after its issue or levy.

(i)           A petition shall be filed by the Company or any Subsidiary under the United States Bankruptcy Code naming the Company or that Subsidiary as debtor; or an involuntary petition shall be filed against the Company or any Subsidiary under the United States Bankruptcy Code, and such petition shall not have been dismissed within 60 days after such filing; or an order for relief shall be entered in any case under the United States Bankruptcy Code naming the Company or any Subsidiary as debtor.

(j)           A Change of Control shall occur with respect to the Company.

(k)           The rendering against the Company or any Subsidiary of a final judgment, decree or order for the payment of money if the amount of such judgment, decree or order, together with the amount of all other such judgments, decrees and orders then outstanding, less (in each case) the portion thereof covered by insurance proceeds, is greater than $5,000,000 and if such judgment, decree or order remains unsatisfied and in effect for any period of 30 consecutive days without a stay of execution.

(l)           Any Plan shall have been terminated as a result of which the Company or any Subsidiary or ERISA Affiliate has incurred an unfunded liability in excess of $20,000,000; or a trustee shall have been appointed by an appropriate United States District Court to administer any Plan or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Plan or to appoint a trustee to administer any Plan and in either case such action could reasonably be expected to result in liability to the Company or any Subsidiary in excess of $20,000,000, or the Company or any Subsidiary or ERISA Affiliate shall have incurred withdrawal liability in excess of $20,000,000 in respect of any Multiemployer Plan; or the Company or any Subsidiary or ERISA Affiliate shall have incurred any joint and several liability to the Internal Revenue Service or the Department of Labor, or the Company or any Subsidiary shall have incurred any other liability to the Internal Revenue Service or the Department of Labor, in excess of $20,000,000 with respect to any Plan; or any Reportable Event that the Required Lenders may determine in good faith could reasonably be expected to constitute grounds for the termination of any Plan by the Pension Benefit Guaranty Corporation, for the appointment by the appropriate United States District Court of a trustee to administer any Plan or for the imposition of withdrawal liability with respect to a Multiemployer Plan, and which, in any such case, could reasonably be expected to result in liability to Company or any Subsidiary or ERISA Affiliate in excess of $20,000,000, shall have occurred and be continuing 30 days after written notice to such effect shall have been given to the Company by the Lenders; provided, however, that no Event of Default shall be deemed to have occurred under this paragraph unless such event or events describe in this paragraph (either individually or together) with any other such event or events, could reasonably be expected to result in a Material Adverse Change.

(m)           Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any Material Part of the Assets (as defined in Section 6.2) of the Company and its Subsidiaries.

(n)           Failure of the Borrowers to maintain or deposit in the Cash Collateral Account on or after the fifth Business Day preceding the Revolving Commitment Termination Date (or earlier, if required by Section 7.2(c)) an amount equal to the face amount of all outstanding Letters of Credit.

Section 7.2	Rights and Remedies.

Upon the occurrence of an Event of Default or at any time thereafter until such Event of Default is waived by the Required Lenders or cured, the Administrative Agent may, with the consent of the Required Lenders, and shall, upon the request of the Required Lenders, exercise any or all of the following rights and remedies:

(a)           The Administrative Agent may, by notice to the Company, declare the Commitments, the Swing Line Lender’s commitment under Section 2.20 and the Issuing Bank’s commitment under Section 2.7 to be terminated, whereupon the same shall forthwith terminate.

(b)           The Administrative Agent may, by notice to the Company, declare the entire unpaid principal amount of the Obligations then outstanding, all interest accrued and unpaid thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Obligations, all such accrued interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers.

(c)           If any Letter of Credit remains outstanding, the Administrative Agent may, by notice to the Company, require the Borrowers to deposit in the Cash Collateral Account immediately available funds equal to the aggregate face amount of all such outstanding Letters of Credit (less any amounts then on deposit in the Cash Collateral Account).  Such funds shall be deposited (i) with respect to each Alternative Currency Letter of Credit, in the applicable Alternative Currency, and (ii) with respect to each Letter of Credit denominated in Dollars, in Dollars.

(d)           The Lenders may, without notice to the Borrowers and without further action, apply any and all money owing by any Lender to any Borrower to the payment of the Obligations then outstanding, including interest accrued thereon, and of all other sums then owing by the Borrowers hereunder.  For purposes of this paragraph (d), “Lender” means the Lenders, as defined elsewhere in this Agreement, and any participant in the loans made hereunder; provided, however, that each such participant, by exercising its rights under this paragraph (d), agrees that it shall be obligated under Section 8.4 with respect to such payment as if it were a Lender for purposes of that Section.

(e)           The Administrative Agent may exercise and enforce all rights and remedies available to it in respect of the Cash Collateral Account.

(f)           The Administrative Agent, the Swing Line Lender, the Issuing Bank and the Lenders may exercise any other rights and remedies available to them by law or agreement.

Notwithstanding the foregoing, upon the occurrence of an Event of Default described in Section 7.1(i) hereof (whether or not such Event of Default also arises under Section 7.1(h) hereof), the Commitments shall terminate and the entire unpaid principal amount of the Obligations then outstanding, all interest accrued and unpaid thereon, and all other amounts payable under this Agreement shall be immediately due and payable without presentment, demand, protest or notice of any kind.

Section 7.3	Pledge of Cash Collateral Account.

The Borrowers hereby pledge, and grant the Administrative Agent, as agent for the Lenders, including the Issuing Bank, a security interest in, all sums held in the Cash Collateral Account from time to time and all proceeds thereof as security for the payment of the Obligations, specifically including (without limitation) the Borrowers’ obligation to reimburse the Issuing Bank for any amount drawn under any Letter of Credit, whether such reimbursement obligation arises directly under this Agreement or under a separate reimbursement agreement.  Upon request of the Company, the Administrative Agent shall permit the Borrowers to withdraw from the Cash Collateral Account, so long as no Default or Event of Default then exists, the lesser of (a) the Excess Balance (as defined below), or (b) the balance of the Cash Collateral Account.  If a Default or Event of Default then exists, the Administrative Agent shall, upon the request of the Company, apply the Excess Balance to the payment of the Obligations.  As used herein, “Excess Balance” means (y) after the fifth Business Day preceding the Revolving Commitment Termination Date, the amount by which the balance of the Cash Collateral Account exceeds the L/C Amount, and (z) prior to the fifth Business Day preceding the Revolving Commitment Termination Date, the balance of the Cash Collateral Account.  The Administrative Agent shall have full control of the Cash Collateral Account, and, except as set forth above, the Borrowers shall have no right to withdraw the funds maintained in the Cash Collateral Account.

Section 7.4	Crediting of Payments and Proceeds.

In the event that the Obligations have been accelerated pursuant to Section 7.2 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received by the Lenders upon the Obligations having been accelerated and all net proceeds from the enforcement of the Obligations shall be applied:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, the Issuing Bank  in its capacity as such and the Swing Line Lender in its capacity as such (ratably among the Administrative Agent, the Issuing Bank and Swing Line Lender in proportion to the respective amounts described in this clause First payable to them);

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees (ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them);

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Advances and outstanding L/C Amounts (ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them);

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Advances and unpaid L/C Amounts (ratably among the Lenders, in proportion to the respective amounts described in this clause Fourth held by them);

Fifth, to the Administrative Agent for the account of the Issuing Bank, to cash collateralize any Letter of Credit Obligations then outstanding; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by applicable law.

ARTICLE VIII
The Administrative Agent

Section 8.1	Authorization.

Each Lender, the holder of each Note and the Issuing Bank irrevocably appoints and authorizes the Administrative Agent to act on its behalf to the extent provided herein or in any document or instrument delivered hereunder or in connection herewith, and to take such other action as may be reasonably incidental thereto.

Section 8.2	Distribution of Payments and Proceeds.

(a)           After deduction of any costs of collection as hereinafter provided, the Administrative Agent shall remit to each Lender that Lender’s Percentage of all payments of principal, interest, Letter of Credit fees payable under Section 2.7(e) and facility fees payable under Section 2.8 that are received by the Administrative Agent under the Loan Documents.  Each Lender’s interest in the Loan Documents shall be payable solely from payments, collections and proceeds actually received by the Administrative Agent under the Loan Documents; and the Administrative Agent’s only liability to the Lenders hereunder shall be to account for each Lender’s Percentage of such payments, collections and proceeds in accordance with this Agreement.  If the Administrative Agent is ever required for any reason to refund any such payments, collections or proceeds, each Lender will refund to the Administrative Agent, upon demand, its Percentage of such payments, collections or proceeds, together with its Percentage of interest or penalties, if any, payable by the Administrative Agent in connection with such refund.  The Administrative Agent may, in its sole discretion, make payment to the Lenders in anticipation of receipt of payment from the Borrowers.  If the Administrative Agent fails to receive any such anticipated payment from the Borrowers, each Lender shall promptly refund to the Administrative Agent, upon demand, any such payment made to it in anticipation of payment from the Borrowers, together with interest for each day on such amount until so refunded at a rate equal to the Federal Funds Rate for each such date.

(b)           Notwithstanding the foregoing, if any Lender has wrongfully refused to fund its Percentage of any Borrowing or other Advance or purchase its participation in a Swing Line Advance or in a Letter of Credit as required hereunder, or if the principal balance of any Lender’s Obligations is for any other reason less than its Percentage of the aggregate principal balances of the Lenders’ Obligations then outstanding, the Administrative Agent may remit all payments received by it to the other Lenders until such payments have reduced the aggregate amounts owed by the Borrowers to the extent that the aggregate amount owing to such Lender hereunder is equal to its Percentage of the aggregate amount owing to all of the Lenders hereunder.  The provisions of this paragraph are intended only to set forth certain rules for the application of payments, proceeds and collections in the event that a Lender has breached its obligations hereunder and shall not be deemed to excuse any Lender from such obligations.

Section 8.3	Expenses.

All payments, collections and proceeds received or effected by the Administrative Agent may be applied, first, to pay or reimburse the Administrative Agent for all costs, expenses, damages and liabilities at any time incurred by or imposed upon the Administrative Agent in connection with this Agreement or any other Loan Document (including but not limited to all reasonable attorney’s fees, foreclosure expenses and advances made to protect the security of collateral, if any, but excluding any costs, expenses, damages or liabilities arising from the gross negligence or willful misconduct of the Administrative Agent).  If the Administrative Agent does not receive payments, collections or proceeds from the Borrowers or their properties sufficient to cover any such costs, expenses, damages or liabilities within 30 days after their incurrence or imposition, each Lender shall, upon demand, remit to the Administrative Agent its Percentage of the difference between (a) such costs, expenses, damages and liabilities, and (b) such payments, collections and proceeds.

Section 8.4	Payments Received Directly by Lenders.

If any Lender or other holder of a Note shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of principal of or interest on any Advance other than through distributions made in accordance with Section 8.2, such Lender or holder shall promptly give notice of such fact to the Administrative Agent and shall purchase from the other Lenders or holders such participations in the Obligations held by them as shall be necessary to cause the purchasing Lender or holder to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender or holder, the purchase shall be rescinded and the purchasing Lender restored to the extent of such recovery (but without interest thereon).  The provisions of this Section shall not be construed to apply to (a) any payment made pursuant to and in accordance with the express terms of this Agreement or (b) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Advances or participations in Swing Line Advances and Letters of Credit to any assignee or participant, other than to the Company or any of its Subsidiaries (as to which the provisions of this Section shall apply).

Section 8.5	Indemnification.

The Administrative Agent shall not be required to do any act hereunder or under any other document or instrument delivered hereunder or in connection herewith, or to prosecute or defend any suit in respect of this Agreement or the Notes or any documents or instrument delivered hereunder or in connection herewith unless indemnified to its satisfaction by the holders of the Obligations against loss, cost, liability and expense (other than any such loss, cost, liability or expense attributable to the Administrative Agent’s own gross negligence or willful misconduct).  If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and not commence or cease to do the acts indemnified against until such additional indemnity is furnished.

Section 8.6	Exculpation.

(a)           The Administrative Agent shall be entitled to rely upon advice of counsel concerning legal matters, and upon this Agreement, any Loan Document and any schedule, certificate, statement, report, notice or other writing which it in good faith believes to be genuine or to have been presented by a proper person.  Neither the Administrative Agent nor any of its directors, officers, employees or agents shall (i) be responsible for any recitals, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of this Agreement, any Loan Document, or any other instrument or document delivered hereunder or in connection herewith, (ii) be responsible for the validity, genuineness, perfection, effectiveness, enforceability, existence, value or enforcement of any collateral security, (iii) be under any duty to inquire into or pass upon any of the foregoing matters or upon the satisfaction of any condition set forth in Sections 3.1, 3.2 or 3.3 (other than to confirm receipt of items expressly required to be delivered to the Administrative Agent pursuant to thereto), or to make any inquiry concerning the performance by the Borrowers or any other obligor of its obligations (it being understood and agreed that the Administrative Agent shall not be deemed to have knowledge of any Material Adverse Change, Default or Event of Default unless the Administrative Agent has received written notice thereof from the Company or any Lender, referring to this Agreement, describing such Material Adverse Change, Default or Event of Default), or (iv) in any event, be liable as such for any action taken or omitted by it or them, except for its or their own gross negligence or willful misconduct.  The appointment of Wells Fargo as Administrative Agent hereunder shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Wells Fargo in its individual capacity.

(b)           The term “agent” is used herein in reference to the Administrative Agent merely as a matter of custom.  It is intended to reflect only an administrative relationship between the Administrative Agent and the other Lender Parties, in each case as independent contracting parties.  However, the obligations of the Administrative Agent shall be limited to those expressly set forth herein.  In no event shall the use of such term create or imply any fiduciary relationship or any other obligation arising under the general law of agency, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

Section 8.7	Administrative Agent and Affiliates.

The Administrative Agent shall have the same rights and powers hereunder in its individual capacity as any other Lender, and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from and generally engage in any kind of business with the Borrowers as fully as if the Administrative Agent were not the Administrative Agent hereunder.

Section 8.8	Credit Investigation.

Each Lender acknowledges that it has made its own independent credit decision and investigation and taken such care on its own behalf as would have been the case had its Commitment been granted and the Advances made directly by such Lender to the Borrowers without the intervention of the Administrative Agent or any other Lender.  Each Lender agrees and acknowledges that the Administrative Agent makes no representations or warranties about the creditworthiness of the Company or any other Borrower or other party to this Agreement or with respect to the legality, validity, sufficiency or enforceability of this Agreement, any Loan Document, or any other instrument or document delivered hereunder or in connection herewith.

Section 8.9	Resignation.

The Administrative Agent may resign as such at any time upon at least 30 days’ prior notice to the Company and the Lenders.  In the event of any resignation of the Administrative Agent, the Required Lenders shall as promptly as practicable appoint a Lender as a successor Administrative Agent; provided, however, that so long as no Default or Event of Default has occurred and is continuing at such time, no such successor Administrative Agent may be appointed without the prior written consent of the Company.  If no such successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the resigning Administrative Agent’s giving of notice of resignation, then the resigning Administrative Agent may, on behalf of the Lenders, appoint a Lender as a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon be entitled to receive from the prior Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request and the resigning Administrative Agent shall be discharged from its duties and obligations under this Agreement.  After any resignation pursuant to this Section, the provisions of this Section shall inure to the benefit of the retiring Administrative Agent as to any actions taken or omitted to be taken by it while it was an Administrative Agent hereunder.

Section 8.10	Disclosure of Information.

The Lender Parties shall keep confidential (and cause their respective officers, directors, employees, agents and representatives to keep confidential) all information, materials and documents furnished by the Company and its Subsidiaries to the Administrative Agent or the Lenders (the “Disclosed Information”).  Notwithstanding the foregoing, the Administrative Agent and each Lender may disclose Disclosed Information (a) to the Administrative Agent or any other Lender; (b) to any Affiliate of any Lender in connection with the transactions contemplated hereby, provided that such Affiliate has been informed of the confidential nature of such information; (c) to legal counsel, accountants and other professional advisors to the Administrative Agent or such Lender; (d) to any regulatory body having jurisdiction over any Lender or the Administrative Agent (including in connection with a pledge or assignment permitted by Section 9.8(f)); (e) to the extent required by applicable laws and regulations or by any subpoena or similar legal process, or requested by any governmental agency or authority; (f) to the extent such Disclosed Information (i) becomes publicly available other than as a result of a breach of this Agreement, (ii) becomes available to the Administrative Agent or such Lender on a non-confidential basis from a source other than the Company or a Subsidiary, or (iii) was available to the Administrative Agent or such Lender on a non-confidential basis prior to its disclosure to the Administrative Agent or such Lender by the Company or a Subsidiary; (g) to the extent the Company or such Subsidiary shall have consented to such disclosure in writing; (h) to the extent reasonably deemed necessary by the Administrative Agent or any Lender in the enforcement of the remedies of the Lender Parties provided under the Loan Documents; or (i) in connection with any potential assignment or participation in the interest granted hereunder, provided that any such potential assignee or participant shall have executed a confidentiality agreement imposing on such potential assignee or participant substantially the same obligations as are imposed on the Lender Parties under this Section 8.10.

Section 8.11	Titles.

The Persons identified on the title page as “Joint Book Runners”, “Joint Lead Arrangers”, and “Syndication Agent” shall have no right, power, obligation or liability under this Agreement or any other Loan Document on account of such identification other than those applicable to such Persons in their capacity (if any) as Lenders.  Each Lender acknowledges that it has not relied, and will not rely, on any Person so identified in deciding to enter into this Agreement or in taking or omitting any action hereunder.

ARTICLE IX
Miscellaneous

Section 9.1	No Waiver; Cumulative Remedies.

No failure or delay on the part of the Lenders in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any Lender’s acceptance of payments while any Default or Event of Default is outstanding operate as a waiver of such Default or Event of Default, or any right, power or remedy under the Loan Documents; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents.  The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

Section 9.2	Designation of Designated Subsidiaries.

At any time and from time to time, the Company may designate any Eligible Subsidiary as a “Designated Subsidiary” by delivering to the Administrative Agent a Designation Letter, duly executed by the Company and such Eligible Subsidiary.  Upon receipt of such Designation Letter by the Administrative Agent, and approval of the Administrative Agent if required to confirm that the applicable Subsidiary is an Eligible Subsidiary, such Eligible Subsidiary shall thereupon become a “Designated Subsidiary” for purposes of this Agreement and, as such, shall have all of the rights and obligations of a Borrower hereunder.  The Administrative Agent shall promptly notify each Lender of each such designation by the Company and the identity of such Eligible Subsidiary.  The Company’s designation of an Eligible Subsidiary as such shall be irrevocable, and no Subsidiary shall cease to be a Designated Subsidiary without the prior written consent of the Required Lenders (and, in any event, no Eligible Subsidiary shall cease to be a Designated Subsidiary unless all of its non-contingent Obligations have been paid in full).  Upon request of any Lender, each Designated Subsidiary shall execute any Revolving Note delivered hereunder, but the failure of the Borrowers other than the Company to execute such Revolving Note shall not diminish the liability of any Borrower with respect to the indebtedness evidenced thereby.

Section 9.3	Amendments, Etc.

No amendment or waiver of any provision of any Loan Document or consent to any departure by the Borrowers therefrom shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Administrative Agent with the consent or at the request of the Required Lenders), and any such waiver shall be effective only in the specific instance and for the specific purpose for which given.  Notwithstanding the foregoing:

(a)           No such amendment or waiver shall be effective to do any of the following unless signed by each of the Lenders (or by the Administrative Agent with the consent or at the request of each of the Lenders):

(i)	Increase the Commitments of any Lender or extend the Revolving Commitment Termination Date or the Maturity Date.

(ii)	Permit any Borrower to assign its rights under this Agreement.

(iii)
Amend this Section, the definition of “Required Lenders” in Section 1.1, or any provision herein providing for consent or other action by all Lenders (including without limitation requirements in the definitions of “Alternative Currency” and “Eligible Subsidiary” that specified matters be acceptable to or approved by all Lenders).

(iv)
Forgive any indebtedness of any Borrower arising under this Agreement or any L/C Application or evidenced by the Notes, or reduce the rate of interest or any fees charged under this Agreement or the Notes.

(v)
Postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, facility fees or other material amounts due to any Lender Party hereunder or under any other Loan Document.

(vi)	Amend Section 2.10(c), 2.11(a) or 8.2(a) in a manner that would alter the pro rata sharing required thereby.

(vii)	Release the Company from its obligations under the Guaranty.

(b)           No amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document unless in writing and signed by the Administrative Agent.

(c)           No amendment, modification or (except as provided elsewhere herein) termination of this Agreement or waiver of any rights of any Borrower or obligations of any Lender or the Administrative Agent hereunder shall be effective unless that Borrower shall have consented thereto in writing.

(d)           Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any consent right hereunder or any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased nor may its Commitment (or the maturity of its Advances) be extended, nor may the principal of its Advances or amount or interest on its outstanding Advances be reduced, without the consent of such Lender.

(e)           Notwithstanding anything to the contrary herein, no amendment or waiver of the terms of Section 3.2 or Section 3.3 or this Section 9.3(e) shall be effective unless consented to by Lenders holding in the aggregate greater than 50% of the Revolving Outstandings and unused Revolving Commitments.

Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent, to enter into amendments or modifications to this Agreement (including, without limitation, amendments to this Section 9.3) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Section 2.22 (including, without limitation, as applicable, (i) to permit the Incremental Lenders to share ratably in the benefits of this Agreement and the other Loan Documents and (ii) to include the Incremental Commitments, or outstanding Incremental Advances, in any determination of (1) Required Lenders, as applicable or (2) similar required lender terms applicable thereto); provided that no amendment or modification shall result in any increase in the amount of any Lender’s Commitments or any increase in any Lender’s Percentage, in each case, without the written consent of such affected Lender.

Section 9.4	Notices.

(a)           Generally.  Except as otherwise expressly provided herein, all notices and other communications hereunder shall be in writing and shall be (i) personally delivered, (ii) transmitted by registered mail, postage prepaid, (iii) sent by Federal Express or similar expedited delivery service, or (iv) transmitted by telecopy, in each case addressed or transmitted by telecopy to the party to whom notice is being given at its address or telecopier number (as the case may be) as set forth in Exhibit A or in any applicable Assignment and Assumption; or, as to each party, at such other address or telecopier number as may hereafter be designated in a notice by that party to the other party complying with the terms of this Section.  All such notices or other communications shall be deemed to have been given on (w) the date received if delivered personally, (x) five business days after the date of posting, if delivered by mail, (y) the date of receipt, if delivered by Federal Express or similar expedited delivery service, or (z) the date of transmission if delivered by telecopy, except that notices or requests to the Lenders pursuant to any of the provisions of Article II shall not be effective as to any Lender until received by that Lender.  Notice given by any Lender Party to the Company at the address and/or telecopier number determined as set forth in this Section shall be deemed sufficient as to all Borrowers, regardless of whether the other Borrowers are sent separate copies of such notice or even specifically identified in such notice.  The Company shall be deemed to be authorized to provide any communication hereunder (including but not limited to requests for Advances and requests regarding interest rates under Section 2.3) on behalf of any Borrower.

(b)           Electronic Communications.  Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           Use of Platform to Distribute Communications.  The Administrative Agent may make any material delivered by any Borrower to the Administrative Agent, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to the Company or any of its Subsidiaries, or any other materials or matters relating to any Loan Documents, or any of the transactions contemplated hereby or thereby (collectively, the “Communications”) available to the Lender Parties by posting such notices on the Platform.  The Borrowers acknowledge that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform.  The Administrative Agent and its Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform.

Section 9.5	Costs and Expenses.

The Company agrees to pay on demand (a) all costs and expenses incurred by the Administrative Agent in connection with the negotiation, preparation, execution, administration or amendment of the Loan Documents and the other instruments and documents to be delivered hereunder and thereunder, and (b) all costs and expenses incurred by the Administrative Agent or any Lender in connection with the workout or enforcement of the Loan Documents and the other instruments and documents to be delivered hereunder and thereunder; including, in each case, reasonable fees and out-of-pocket expenses of counsel with respect thereto, whether paid to outside counsel or allocated to the Administrative Agent or such Lender by in-house counsel.  The Company also agrees to pay and reimburse the Administrative Agent for all of its out-of-pocket and allocated costs incurred in connection with each audit or examination conducted by the Administrative Agent, its employees or agents, which audits and examinations shall be for the sole benefit of the Lender Parties.

Section 9.6	Indemnification by Borrowers.

Each Borrower hereby agrees to indemnify each Lender Party and each officer, director, employee and agent thereof (herein individually each called an “Indemnitee” and collectively called the “Indemnitees”) from and against any and all losses, claims, damages, reasonable expenses (including, without limitation, reasonable attorneys’ fees) and liabilities (all of the foregoing being herein called the “Indemnified Liabilities”) incurred by an Indemnitee (a) in connection with or arising out of the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the use of the proceeds of any Advance or Letter of Credit hereunder or (b) in connection with or arising out of any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by the Company or any Subsidiary or any claim that any Environmental Law has been breached with respect to any activity or property of the Company or any Subsidiary except for any portion of such losses, claims, damages, expenses or liabilities incurred solely as a result of the gross negligence or willful misconduct of the applicable Indemnitee.  If and to the extent that the foregoing indemnity may be unenforceable for any reason, each Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.  All obligations provided for in this Section shall survive any termination of this Agreement.  Notwithstanding the foregoing, the Borrowers shall not be obligated to indemnify any Indemnitee in respect of any Indemnified Liabilities arising as a result of the Issuing Bank’s failure to pay any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit.  This Section 9.6 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 9.7	Execution in Counterparts.

This Agreement and the other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of this Agreement or such other Loan Document, as the case may be, taken together, shall constitute but one and the same instrument.

Section 9.8	Binding Effect, Assignment and Participations.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, Indemnities and Affiliates of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Advances at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)	Minimum Amounts.

(1)           in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and the Advances at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(2)           in any case not described in paragraph (b)(i)(1) of this Section, the aggregate amount of the Commitments (which for this purpose includes Advances outstanding thereunder) or, if the Commitments are not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, or in the case of Term Loans, $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Company shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Company prior to such fifth (5th) Business Day;

(ii)
Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advances or the Commitments assigned (it being understood that assignments of Term Loans on the one hand and Revolving Advances and Revolving Commitments on the other may be made independently and non-ratably);

(iii)	Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(2) of this Section and, in addition:

(1)          the consent of the Company (such consent not to be unreasonably withheld) shall be required unless (A) an Event of Default has occurred and is continuing at the time of such assignment or (B) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(2)          the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(3)          the consents of the Issuing Bank and the Swing Line Lenders (such consents not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding) or for any assignment of Swing Line Advances.

(iv)
Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.  On or prior to the effective date of each assignment, the assigning Lender shall surrender any outstanding Notes held by it all or a portion of which are being assigned.  Any Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Company marked “cancelled”.  No such surrender or cancellation shall reduce, affect or impair the obligation of the Borrowers assigned to the assignee nor limit the Borrowers’ obligation to provide a new Note or Notes to the assignee pursuant to Section 2.1.

(v)	No Assignment to Certain Persons. No such assignment shall be made to the Company or any of the Company’s Affiliates or Subsidiaries.

(vi)	No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (other than obligations under Sections 2.17(e) and (h)) (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18, 9.5 and 9.6 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in Charlotte, North Carolina or such other office as may be determined by the Administrative Agent, a copy of each Assignment and Assumption and each Lender agreement (delivered pursuant to Section 2.22) delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Company, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Company and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, in accordance with applicable law, sell participations to any Person (other than a natural person or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Administrative Agent, Issuing Bank, Swing Line Lender, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 9.3 that directly affects such Participant and could not be affected by a vote of the Required Lenders.  Subject to paragraph (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of (and shall have the related obligations under) Sections 2.16, 2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.15 as though it were a Lender, provided such Participant agrees to be subject to Section 8.4 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and each Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 2.17 or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant (except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation), unless the sale of the participation to such Participant is made with the Company’s prior written consent.  No Participant shall be entitled to the benefits of Section 2.17 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.17 as though it were a Lender (it being understood that the documentation required under Section 2.17(g) shall be delivered to the participating Lender).

(f)           Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.9	Governing Law.

The Loan Documents shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 9.10	Severability of Provisions.

Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

Section 9.11	Consent to Jurisdiction.

Each party irrevocably (a) agrees that any suit, action or other legal proceeding arising out of or relating to this Agreement or any other Loan Document may be brought in a court of record in New York County in the State of New York or in the courts of the United States located in such State, (b) consents to the jurisdiction of each such court in any suit, action or proceeding, (c) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any such courts and any claim that any such suit, action or proceeding has been brought in an inconvenient forum, and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 9.12	Waiver of Jury Trial.

THE BORROWERS AND THE LENDER PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT AND THE NOTES OR THE RELATIONSHIPS ESTABLISHED HEREUNDER.

Section 9.13	Integration; Effectiveness; Electronic Execution.

(a)           Integration; Effectiveness.  This Agreement and the other Loan Documents (including the Fee Letters), constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.  Except as provided in Section 3.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

(b)           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.14	Recalculation of Covenants Following Accounting Practices Change.

The Company shall notify the Administrative Agent of any Accounting Practices Change promptly upon becoming aware of the same.  Promptly following such notice, the Company and the Lenders shall negotiate in good faith in order to effect any adjustments to the Financial Covenants and other provisions hereof necessary to reflect the effects of such Accounting Practices Change.

Section 9.15	Right of Set Off.

If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, the Swing Line Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank, the Swing Line Lender or any such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Bank or the Swing Line Lender, irrespective of whether or not such Lender, the Issuing Bank or the Swing Line Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower may be contingent or unmatured or are owed to a branch or office of such Lender, the Issuing Bank or the Swing Line Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, the Issuing Bank, the Swing Line Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank, the Swing Line Lender or their respective Affiliates may have.  Each Lender, the Issuing Bank and the Swing Line Lender agree to notify the Company and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.16	Headings.

Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 9.17	Non-Liability of Lenders.

The relationship between the Borrowers on the one hand and the Lenders, the Issuing Bank and the Administrative Agent on the other hand shall be solely that of borrower and lender.  Neither the Administrative Agent, any Lender nor the Issuing Bank shall have any fiduciary responsibilities to the Borrowers.  Neither the Administrative Agent, any Lender nor the Issuing Bank undertakes any responsibility to any Borrower to review or inform the Borrowers of any matter in connection with any phase of the Borrowers’ business or operations.  The Borrowers agree that neither the Administrative Agent, any Lender nor the Issuing Bank shall have liability to the Borrowers (whether sounding in tort, contract or otherwise) for losses suffered by any Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from (a) the gross negligence or willful misconduct of the party from which recovery is sought or (b) the Issuing Bank’s failure to pay any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit.  Neither the Administrative Agent, any Lender nor the Issuing Bank shall have any liability with respect to, and each Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by any Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

Section 9.18	Customer Identification – USA Patriot Act Notice.

The Administrative Agent hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Patriot Act”), and the Administrative Agent’s policies and practices, each Lender is required to obtain, verify and record certain information and documentation that identifies each Borrower, which information includes the name and address of each Borrower and such other information that will allow each Lender to identify each Borrower in accordance with the Patriot Act and all applicable “know your customer” and anti-money laundering rules and regulations.

Section 9.19	Defaulting Lender Cure

If the Borrower, the Administrative Agent and each Swing Line Lender and Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit and Swing Line Advances to be held pro rata by the Lenders in accordance with the Commitments under the applicable facility (without giving effect to Section 2.7(j)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 9.20	Designated Lenders

Each of the Administrative Agent, the Issuing Bank and each Lender at its option may make any Credit Extension or otherwise perform its obligations hereunder through any Lending Office (each, a “Designated Lender”); provided that any exercise of such option shall not affect the obligation of such Borrower to repay any Credit Extension in accordance with the terms of this Agreement.  Any Designated Lender shall be considered a Lender; provided that such provisions that would be applicable with respect to Credit Extensions actually provided by such Affiliate or branch of such Lender shall apply to such Affiliate or branch of such Lender to the same extent as such Lender.

Section 9.21	Existing Credit Agreement Matters.

The Lenders hereunder which are “Lenders” under the Existing Credit Agreement (which Lenders constitute the “Required Lenders” under the Existing Credit Agreement) hereby waive the requirement set forth in Section 2.11 of the Existing Credit Agreement that notice of prepayments of certain “Advances” be given a specified number of “Business Days’” in advance.  The Borrower and such Lenders agree that upon the effectiveness of this Agreement, all such notice requirements shall be deemed satisfied.

Section 9.22	Amendment and Restatement of Existing Credit Agreement.

Upon the Effective Date, the Existing Credit Agreement, shall be amended and restated by this Agreement; provided however, that the obligation to repay the loans and advances arising under the Existing Credit Agreement shall continue in full force and effect but shall now be governed by the terms of this Agreement and the other Loan Documents.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

SENSIENT TECHNOLOGIES CORPORATION

By:
Name:
Title:

[Signature Page to Amended and Restated Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender

By:
Name:
Title:

[Signature Page to Amended and Restated Credit Agreement]

KEYBANK NATIONAL ASSOCIATION, as Syndication Agent and as a Lender

By:
Name:
Title:

[Signature Page to Amended and Restated Credit Agreement]

[LENDER], as a Lender

By
Name:
Title:

[Signature Page to Amended and Restated Credit Agreement]

Exhibit A

COMMITMENT AMOUNTS AND ADDRESSES

Name	Revolving Commitment Amount	Term Commitment Amount	Notice Address
Sensient Technologies Corporation	N/A	N/A	777 East Wisconsin Avenue Milwaukee, WI 53202-5304 Attention: John Collopy Telecopier: 414-347-3785
Wells Fargo Bank, National Association, as Administrative Agent	N/A	N/A	MAC D1109-019 1525 West WT Harris Blvd – 1B1 Charlotte, NC 28262 Attention: Agency Services Telecopier: 704-715-0017
Wells Fargo Bank, National Association, as a Lender	$50,555,555.56	$14,444,444.44	MAC N9305-077 90 S. 7th Street Minneapolis, MN 55402 Attention: Gregory Strauss Telecopier: 612-667-2276
KeyBank National Association	$50,555,555.55	$14,444,444.45	4900 Tiedeman Road Brooklyn, OH 44144 Attention: Key Agency Services Telecopier: 216-370-5997
Bank of America, N.A.	$38,888,888.89	$11,111,111.11	901 S. Main St. Dallas, TX 75202 Attention: Srikanth Doosari Telecopier: 312-453-5132 901 S. Main St. Dallas, TX 75202 Attention: Santosh Kumar
HSBC Bank USA, National Association	$38,888,888.89	$11,111,111.11	One HSBC Center, Floor 26 Buffalo, NY 14203 Attention: Shoba Rani Telecopier: 917-229-0974
PNC Bank, National Association	$38,888,888.89	$11,111,111.11	6750 Miller Road Brecksville, OH 44141 Attention: Michael Davis Telecopier: 877-723-1114
TD Bank, N.A.	$38,888,888.89	$11,111,111.11	One Commerce Square 2005 Market Street, 2nd Floor Philadelphia, PA 19103 Attention: Marcella Brattan Telecopier: 856-533-7128
Branch Banking & Trust Company	$31,111,111.11	$8,888,888.89	200 West 2nd Street; 16th FL. Winston Salem, NC 27101 Attention: Beth Cook Telecopier:336-733-2726
ING Bank N.V., Dublin Branch	$31,111,111.11	$8,888,888.89	Block 4, Dundrum Town Centre Sandyford Road, Dundrum, Dublin 16, Ireland Attention: Alan Maher Telecopier: +353 1 638 4072
Santander Bank, N.A.	$31,111,111.11	$8,888,888.89	601 Penn Street Reading, PA 19601 Attention: Amanda Ray Telecopier: 484-338-2831
TOTAL:	$350,000,000.00	$100,000,000.00

Exhibit B

FORM OF REVOLVING NOTE

Minneapolis, Minnesota
______________, 20__

For value received, Sensient Technologies Corporation, a Wisconsin corporation (the “Company”), promises to pay to _____________________________ (the “Lender”), at such place as the Administrative Agent under the Credit Agreement defined below may from time to time designate in writing, the applicable principal amount of all Revolving Advances made by the Lender to the undersigned Borrower (as defined in the Credit Agreement described below) pursuant to Section 2.1(a) of the Amended and Restated Credit Agreement dated October [__], 2014 among the Company, the other Borrowers (as defined therein), the Lender, certain other Lenders (as defined therein), and Wells Fargo Bank, National Association, as Administrative Agent (together with all amendments, modifications and restatements thereof, the “Credit Agreement”), and to pay interest on the principal balance of this Revolving Note (this “Note”) outstanding from time to time at the rate or rates determined pursuant to the Credit Agreement in each case in the applicable currency determined pursuant to the Credit Agreement.

This Note is issued pursuant to, and is subject to, the Credit Agreement, which provides (among other things) for the amount and date of payments of principal and interest required hereunder, for the acceleration of this Note upon an Event of Default and for the voluntary prepayment of this Note. This Note is a Revolving Note, as defined in the Credit Agreement.

The Borrowers shall pay all costs of collection, including reasonable attorneys’ fees and legal expenses, if this Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

[Signature page follows]

SENSIENT TECHNOLOGIES CORPORATION

By
Name:
Title:

Exhibit C

FORM OF SWING LINE NOTE

$10,000,000	Minneapolis, Minnesota
___________, 20__

For value received, Sensient Technologies Corporation, a Wisconsin corporation (the “Company”), promises to pay to [Wells Fargo Bank, National Association][KeyBank National Association] (the “Swing Line Lender”), at the office of the Swing Line Lender in [city], [state], the principal sum of Ten Million Dollars ($10,000,000), or, if less, the aggregate unpaid principal amount of all Swing Line Advances made by the Swing Line Lender to the Company pursuant to Section 2.20 of the Amended and Restated Credit Agreement of even date herewith among the Company, the other Borrowers (as defined therein), the Swing Line Lender, certain other Lenders (as defined therein), and Wells Fargo Bank, National Association, as Administrative Agent (together with all amendments, modifications and restatements thereof, the “Credit Agreement”), and to pay interest on the principal balance of this Swing Line Note (this “Note”) outstanding from time to time at the rate or rates determined pursuant to the Credit Agreement.

This Note is issued pursuant to, and is subject to, the Credit Agreement, which provides (among other things) for the amount and date of payments of principal and interest required hereunder, for the acceleration of this Note upon an Event of Default and for the voluntary prepayment of this Note. This Note is a Swing Line Note, as defined in the Credit Agreement.

The Company shall pay all costs of collection, including reasonable attorneys’ fees and legal expenses, if this Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

[Signature page follows]

SENSIENT TECHNOLOGIES CORPORATION

By
Name:
Title:

Exhibit D

FORM OF TERM NOTE

Minneapolis, Minnesota
______________, 20__

For value received, Sensient Technologies Corporation, a Wisconsin corporation (the “Company”), promises to pay to _____________________________ (the “Lender”), at such place as the Administrative Agent under the Credit Agreement defined below may from time to time designate in writing, the applicable principal amount of all Term Loans made by the Lender to the Company pursuant to Section 2.1(b) of the Amended and Restated Credit Agreement dated October [__], 2014 among the Company, the other Borrowers (as defined therein), the Lender, certain other Lenders (as defined therein), and Wells Fargo Bank, National Association, as Administrative Agent (together with all amendments, modifications and restatements thereof, the “Credit Agreement”), and to pay interest on the principal balance of this Term Note (this “Note”) outstanding from time to time at the rate or rates determined pursuant to the Credit Agreement in each case in the applicable currency determined pursuant to the Credit Agreement.

This Note is issued pursuant to, and is subject to, the Credit Agreement, which provides (among other things) for the amount and date of payments of principal and interest required hereunder, for the acceleration of this Note upon an Event of Default and for the voluntary prepayment of this Note. This Note is a Term Note, as defined in the Credit Agreement.

The Borrowers shall pay all costs of collection, including reasonable attorneys’ fees and legal expenses, if this Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

[Signature page follows]

SENSIENT TECHNOLOGIES CORPORATION

By
Name:
Title:

Exhibit E

FORM OF COMPLIANCE CERTIFICATE

_______________, 20__

Wells Fargo Bank, National Association,
for itself and as Administrative Agent under
the Credit Agreement described below

The Lenders, as defined under the Credit
Agreement described below

Ladies and Gentlemen:

Reference is made to the Amended and Restated Credit Agreement dated as of October [__], 2014, as it may be amended from time to time (the “Credit Agreement”) among Sensient Technologies Corporation (the “Company”), the other Borrowers (as defined therein), the Lenders (as defined therein), and Wells Fargo Bank, National Association, as Administrative Agent. All terms defined in the Credit Agreement and not otherwise defined herein shall have the meanings given them in the Credit Agreement.

This is a Compliance Certificate submitted in connection with the Company’s financial statements (the “Statements”) as of _______________, _____ (the “Covenant Date”).

I hereby certify to you as follows:

(a) I am the ____________________ [Responsible Officer] of the Company, and I am familiar with the financial statements and financial affairs of the Company.

(b) The Statements have been prepared in accordance with GAAP, [subject to year-end audit adjustments].

(c) The computations on the Annexes hereto set forth the Company’s compliance or non-compliance with the requirements set forth in Sections 6.8, 6.9, 6.10 and 6.13 as of the Covenant Date.

I have no knowledge of the occurrence of any Default or Event of Default, except as set forth in the attachments, if any, hereto.

[Signature page follows]

Very truly yours,

SENSIENT TECHNOLOGIES CORPORATION

By
Name:
Title:

ANNEX 1 TO COMPLIANCE CERTIFICATE

Leverage Ratio (Section 6.8)

1. Total Funded Debt as of the fiscal quarter end
(a) Indebtedness for borrowed money	$__________
(b) Purchase money debt (9 month maturity or Note)	$__________
(c) Capitalized Lease obligations	$__________
(d) Other debt secured by Lien	$__________
(e) Other notes and drafts	$__________
(f) Bonds, notes and similar	$__________
(g) Letters of credit and acceptances	$__________
(h) Net obligations under Swap Contracts	$__________
(i) Guaranties of Total Funded Debt of others	$__________
(j) Off-Balance Sheet Liabilities	$__________
(k) Attributable Securitization Indebtedness	$__________
(l) Total Funded Debt (sum of Items (a) through (k))		$__________
2. EBITDA for the four fiscal quarters then ended
(a) EBITR (from Annex 2, Item 1(h))	$__________
(b) Rental Expense (from Annex 2, Item 1(f))	$__________
(c) Depreciation	$__________
(d) Amortization	$__________
(e) EBITDA ((a)-(b)+(c)+(d))		$__________
3. Leverage Ratio (Ratio of Item 1(l) to Item 2(e))
(not to be greater than 3.50 to 1.00)		___ to 1.00

ANNEX 2 TO COMPLIANCE CERTIFICATE

Fixed Charge Coverage Ratio (Section 6.9)

1. EBITR for the four fiscal quarters then ended
(a) Net income	$__________
(b) Non-operating gains (to be subtracted)	$__________
(c) Non-operating losses (to be added)	$__________
(d) Interest Expense	$__________
(e) Income taxes	$__________
(f) Rental Expense	$__________
(g) Non-Cash stock compensation expenses	$__________
(h) EBITR ((a)-(b)+total of (c) through (g))	$__________
2. Fixed Charges for the four fiscal quarters then ended		$__________
(a) Interest Expense	$__________
(b) Rental Expense	$__________
(c) Fixed charges (total of (a) and (b))		$__________
3. Fixed Charge Coverage Ratio (Ratio of Item 1(h) to Item 2(c))
(not to be less than 2.00 to 1.00)		___ to 1.00

ANNEX 3 TO COMPLIANCE CERTIFICATE

Adjusted Net Worth (Section 6.10)1

1. Base net worth		$ 625,000,000
2. Highest base net worth required by other senior indebtedness		$_________
3. The greater amount of Item 1 and Item 2		$_________
4. Adjusted Net Worth as of the date of any determination
(a) Capital stock accounts net of treasury stock, at cost	$__________
(b) Retained earnings surplus (or deficit)	$__________
(c) Investments (other than those specified)	$__________
(d) Adjusted Net Worth ((a)±(b)-(c)) (not to be less than total in Item 3)		$_________

1 Calculation shall cease to be in effect at any time and for so long as no other senior indebtedness of the Company or its Subsidiaries contains a consolidated net worth – related covenant or default.

ANNEX 4 TO COMPLIANCE CERTIFICATE

Priority Debt (Section 6.13)

1. Priority Debt
(a) Total Funded Debt of the Company secured by a Lien created or incurred within the limitations of Section 6.1(m)	$__________
(b) Total Funded Debt of any Subsidiary (other than Total Funded Debt of a wholly-owned subsidiary owing to another wholly-owned Subsidiary)	$__________
(c) total Priority Debt	$__________

2. Consolidated Priority Debt
(a) total Priority Debt ((1)(c) above)	$__________
(b) Less intercompany items	$__________
(c) Less, without duplication, Total Funded Debt of a Company Guarantor Subsidiary (other than Total Funded Debt of a Designated Subsidiary secured by a Lien created or incurred within the limitations of Section 6.1)
$__________
(d) Less, without duplication, Total Funded Debt of the Company or any Subsidiary secured by Liens granted to secure other senior Total Funded Debt on a pari passu basis with the Obligations	$__________
(e) Less, without duplication, all Obligations of any Designated Subsidiary	$__________
(f) total Consolidated Priority Debt	$__________

3. Total Funded Debt secured by Liens to Adjusted Net Worth
(a) Total Funded Debt of the Company and its Subsidiaries secured by any Lien created or incurred within the limitations of Section 6.1	$__________
(b) Adjusted Net Worth	$__________
(c) 3a/3b	____%
(d) Maximum allowed percentage	10%

4. Consolidated Priority Debt to Adjusted Net Worth
(a) aggregate amount of all Consolidated Priority Debt (including, without limitation all Total Funded Debt of the Company and its Subsidiaries secured by any Lien created or incurred within the limitations of Section 6.1)
$__________
(b) Adjusted Net Worth	$__________
(c) 4a/4b	____%
(d) Maximum allowed percentage	20%

Exhibit F

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [INSERT NAME OF ASSIGNOR] (the “Assignor”) and the parties identified on the Schedules hereto and [the] [each]1 Assignee identified on the Schedules hereto as “Assignee” or as “Assignees” (collectively, the “Assignees” and each an “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignees]2 hereunder are several and not joint.]3 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated or modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions for Assignment and Assumption set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to [the Assignee] [the respective Assignees], and [the] [each] Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as, [the] [an] “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	[INSERT NAME OF ASSIGNOR]

2.	Assignee(s):	[INSERT NAME OF ASSIGNEE(S)]

1 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
2 Select as appropriate.
3 Include bracketed language if there are either multiple Assignors or multiple Assignees.

3.	Borrowers:	Sensient Technologies Corporation and certain of its Subsidiaries

4.	Administrative Agent:	Wells Fargo Bank, National Association, as the Administrative Agent under the Credit Agreement

5.	Credit Agreement:
The Amended and Restated Credit Agreement dated as of October [__], 2014 among the Borrowers, the Lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent (as amended, restated, supplemented or otherwise modified)

6.	Assigned Interest:	See Schedules attached hereto

[7.	Trade Date:	______________]4
[Remainder of Page Intentionally Left Blank]

4 To be completed if the Assignor and the Assignees intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEES

See Schedules attached hereto

[Consented to and]5 Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By
Title:

[Consented to:]6

SENSIENT TECHNOLOGIES CORPORATION
By
Title:

5	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
6	To be added only if the consent of the Borrowers is required by the terms of the Credit Agreement.

SCHEDULE 1
To Assignment and Assumption

By its execution of this Schedule, the Assignee agrees to the terms set forth in the attached Assignment and Assumption.

Assigned Interests:

Facility Assigned7	Aggregate Amount of Commitment/ Advances for all Lenders8	Amount of Commitment/ Advances Assigned9	Percentage Assigned of Commitment/ Advances10	CUSIP Number
	$	$	%
	$	$	%

[NAME OF ASSIGNEE]11
[and is an Affiliate/Approved Fund of [identify Lender]12]

By:
Title:

7 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment and Assumption.
8 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
9 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
10 Set forth, to at least 9 decimals, as a percentage of the Commitment/Advances of all Lenders thereunder.
11 Add additional signature blocks, as needed.
12 Select as applicable.

ANNEX 1
to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.8(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.8(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.113 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent, or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the] [any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

13 Update as necessary to refer to financial statement delivery section in Credit Agreement.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.

Exhibit G

FORM OF BORROWING CERTIFICATE

____________________, 20__

Wells Fargo Bank, National Association,
for itself and as Administrative Agent under the Credit
Agreement described below

MAC D1109-019
1525 West WT Harris Blvd – 1B1
Charlotte, NC 28262

Re: $450,000,000 Sensient Technologies Corporation Credit Facility

Ladies and Gentlemen:

Reference is made to the Amended and Restated Credit Agreement dated October [__], 2014 (together with all amendments, modifications and restatements thereof, the “Credit Agreement”) among Sensient Technologies Corporation (the “Company”), the other Borrowers (as defined therein), the Lenders (as defined therein), and Wells Fargo Bank, National Association, as Administrative Agent. As used herein, terms defined in the Credit Agreement and not otherwise defined herein have the meanings given them in the Credit Agreement.

_________________________, [which is a Borrower under the Credit Agreement,]1 has requested [a Revolving Advance] [a Letter of Credit] [Term Loans], as more specifically described on Attachment 1.

The undersigned hereby [certify/certifies] to you that the [Borrowing/Letter of Credit (including the Borrowers’ obligation to reimburse the Lenders on account of any draw under such Letter of Credit)] requested by the Borrower identified above (i) has been duly authorized by the Governing Board of such Borrower pursuant to its resolution dated ______________, and (ii) does not and will not require any other authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

The undersigned further [certify/certifies] to you that the [Borrowing/Letter of Credit (including the Borrowers’ obligation to reimburse the Lenders on account of any draw under such Letter of Credit)] requested by the Borrower identified above complies with all applicable requirements of each board resolution described above, including but not limited to any applicable limitation on the aggregate amount of debt that the Company or any Borrower may have outstanding at any one time.

1 Include if the Borrower is not the Company.

The undersigned further [certify/certifies] to you that (i) the representations and warranties contained in Article IV of the Credit Agreement are correct as of the date hereof, except to the extent that such representations and warranties relate solely to an earlier date; provided that, the representation and warranty set forth in Section 4.6 shall only be made with respect to the initial Credit Extension on the Effective Date, and (ii) no event has occurred and is continuing, or would result from the [Borrowing/Letter of Credit (including the Borrowers’ obligation to reimburse the Lenders on account of any draw under such Letter of Credit)], which constitutes a Default or an Event of Default.

[Signature page follows]

By
Name:
Title:

Attachment 1

Terms of Borrowing:

1.	The Business Day of the proposed Borrowing is ___________.

2.	The aggregate amount of the proposed Borrowing is ___________2.

3.	The proposed Borrowing is to be comprised of ___________2 of Advances to bear interest at the Base Rate and ___________2 of Advances to bear interest at the Eurocurrency Rate.

4.	The duration of the Interest Period for Advances that bear interest at the Eurocurrency Rate shall be _____ months.

5.	The Borrowing is comprised of [Term Loans] [Revolving Advances].

Terms of Letter of Credit:

1.	The proposed date of issuance is ___________.

2.	The currency of the proposed Letter of Credit is to be ____________.2

3.	The stated amount of the Letter of Credit is ___________.

4.	The Letter of Credit is to be issued to ___________.

5.	The expiration date of the Letter of Credit is ___________.

2 State Dollars or applicable Alternative Currency.

Exhibit H

FORM OF DESIGNATION LETTER

_________________________, 20__

Wells Fargo Bank, National Association,
for itself and as Administrative Agent under the Credit
Agreement described below

MAC D1109-019
1525 West WT Harris Blvd – 1B1
Charlotte, NC 28262

Re: $450,000,000 Sensient Technologies Corporation Credit Facility

Ladies and Gentlemen:

Reference is made to the Amended and Restated Credit Agreement dated October [__], 2014 (together with all amendments, modifications and restatements thereof, the “Credit Agreement”) among Sensient Technologies Corporation (the “Company”), the other Borrowers (as defined therein), the Lenders (as defined therein), and Wells Fargo Bank, National Association, as Administrative Agent. As used herein, terms defined in the Credit Agreement and not otherwise defined herein have the meanings given them in the Credit Agreement.

As used herein, “Applicable Subsidiary” means, ________________________, a ________________________.

The Company hereby designates the Applicable Subsidiary as a Designated Subsidiary under the Credit Agreement.

In consideration of the Lender Parties’ agreements to make Credit Extensions under the Credit Agreement, the Applicable Subsidiary hereby assumes each of the obligations imposed upon a “Designated Subsidiary” and a “Borrower” under the Credit Agreement, including but not limited to the obligation to pay and perform each of its Obligations in accordance with the terms of the Loan Documents, and assumes the obligation to perform and observe all of its covenants and agreements contained in the Loan Documents.

[Pursuant to Section 2.19(c), the Company hereby certifies that the Applicable Subsidiary is a Foreign Subsidiary and [applicable law governing the Applicable Subsidiary prohibits the Applicable Subsidiary’s entry into the Guaranty] [the Applicable Subsidiary’s entry into the Guaranty would have a material adverse tax consequence for the Company or any Subsidiary.] Accordingly, the Applicable Subsidiary is not executing the Guaranty.]1

1 To be inserted only if the Applicable Subsidiary is a Foreign Subsidiary and one of the alternative statements is true.

Nothing in this Agreement shall constitute or imply any release or diminution of the liability of any existing Borrower with respect to the Obligations.

The Company and the Applicable Subsidiary hereby confirm that (i) all of the conditions applicable to the inclusion of the Applicable Subsidiary as a Designated Subsidiary and Borrower as set forth in Section 2.19(a) and (b) of the Credit Agreement have been satisfied as of the date hereof and (ii) each of the representations and warranties set forth in Article IV is true and correct as of the date hereof, after giving effect to this Designation Letter and the inclusion of the Applicable Subsidiary as a Designated Subsidiary and Borrower.

[Signature page follows]

Very truly yours,
SENSIENT TECHNOLOGIES
CORPORATION

By	By
Name:	Name:
Title:	Title:

EXHIBIT I

FORMS OF U.S. TAX COMPLIANCE CERTIFICATE

EXHIBIT I-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain the Amended and Restated Credit Agreement dated October [__], 2014 (together with all amendments, modifications and restatements thereof, the “Credit Agreement”) among Sensient Technologies Corporation (the “Company”), the other Borrowers (as defined therein), the Lenders (as defined therein), and Wells Fargo Bank, National Association, as Administrative Agent. As used herein, terms defined in the Credit Agreement and not otherwise defined herein have the meanings given them in the Credit Agreement.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Advance(s) (as well as any Note(s) evidencing such Advance(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the applicable Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the applicable Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN (or W-8BEN-E). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the applicable Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the applicable Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT I-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain the Amended and Restated Credit Agreement dated October [__], 2014 (together with all amendments, modifications and restatements thereof, the “Credit Agreement”) among Sensient Technologies Corporation (the “Company”), the other Borrowers (as defined therein), the Lenders (as defined therein), and Wells Fargo Bank, National Association, as Administrative Agent. As used herein, terms defined in the Credit Agreement and not otherwise defined herein have the meanings given them in the Credit Agreement.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to the applicable Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN (or W-8BEN-E). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT I-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain the Amended and Restated Credit Agreement dated October [__], 2014 (together with all amendments, modifications and restatements thereof, the “Credit Agreement”) among Sensient Technologies Corporation (the “Company”), the other Borrowers (as defined therein), the Lenders (as defined therein), and Wells Fargo Bank, National Association, as Administrative Agent. As used herein, terms defined in the Credit Agreement and not otherwise defined herein have the meanings given them in the Credit Agreement.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the applicable Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN (or W-8BEN-E) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN (or W-8BEN-E) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT I-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain the Amended and Restated Credit Agreement dated October [__], 2014 (together with all amendments, modifications and restatements thereof, the “Credit Agreement”) among Sensient Technologies Corporation (the “Company”), the other Borrowers (as defined therein), the Lenders (as defined therein), and Wells Fargo Bank, National Association, as Administrative Agent. As used herein, terms defined in the Credit Agreement and not otherwise defined herein have the meanings given them in the Credit Agreement.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Advance(s) (as well as any Note(s) evidencing such Advance(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Advance(s) (as well as any Note(s) evidencing such Advance(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the applicable Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the applicable Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN (or W-8BEN-E) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN (or W-8BEN-E) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the applicable Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the applicable Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:
Date: ________ __, 20[ ]

SCHEDULE 1.1
EXISTING LETTERS OF CREDIT

Amount	Issue Date	Expiry/Maturity Date	Beneficiary
$2,871,051	4/7/2011	2/17/2015	Pennsylvania Department of Environmental Protection, Bureau of Waste Management
$376,377	7/25/2011	4/7/2016	Pennsylvania Department of Environmental Protection, Bureau of Waste Management
$650,000	4/7/2011	12/9/2014	Zurich American Insurance Company
$490,000	4/7/2011	1/30/2015	Federal Insurance Company
$1,920,742	4/7/2011	1/12/2015	ACE American Insurance Company

SCHEDULE 4.2
CONSENTS

None

SCHEDULE 4.4
SUBSIDIARIES

Name	State or Other Jurisdiction of Incorporation	% of Ownership if Not 100%
UNITED STATES
Sensient Technologies Corporation	Wisconsin	PARENT
Pointing Color Inc.	Delaware
Sensient Colors LLC	Delaware
Sensient Natural Ingredients LLC	Delaware
Sensient Flavors International, Inc.	Indiana
Sensient Flavors LLC	Delaware
Sensient Holding Company LLC	Delaware
Sensient Imaging Technologies Inc.	California
Sensient Technologies Holding Company LLC	Delaware
Sensient Wisconsin L.L.C	Wisconsin
FOREIGN
Sensient Colors S.A.	Argentina
Sensient Technologies Australia Pty, Ltd.	Australia
Sensient Flavors Austria GmbH	Austria
Biolux Finance NV	Belgium
Promavil N.V.	Belgium
Sensient Flavors Belgium NV	Belgium
Sensient Cosmetic Technologies Brasil	Brazil
Sensient Technologies Brasil Ltda.	Brazil
Universal Holdings Cayman	British West Indies
Sensient Colors Canada Limited	Canada
Sensient Dehydrated Flavors Canada, Inc.	Canada
Sensient Finance (Alberta) Limited Partnership	Canada
Sensient Flavors Canada, Inc.	Canada
Sensient Holding (Alberta) Limited Partnership	Canada
Sensient Natural Ingredients (Quingdao) Co. Ltd.	China
Sensient Technologies Corporation (China) Ltd	China
Sensient Technologies Hong Kong Ltd	China
Sensient Technologies Colombia Ltda.	Colombia
Sensient Costa Rica S.r.l.	Costa Rica
Sensient Flavors Central America S.R.L.	Costa Rica
Sensient European Shared Services Center, s.r.o.	Czech Repub.
Sensient Food Colors Czech Republic S.R.O.	Czech Repub.
Societe Civile Immobiliere Griseda	France
Sensient Cosmetic Technologies	France
Sensient Flavors & Fragrances SAS	France
Sensient Flavors Strasbourg	France

Name	State or Other Jurisdiction of Incorporation	% of Ownership if Not 100%
Sensient Food Colors France	France
Sensient Natural Ingredients	France
Sensient Technologies Holding Deutschland GmbH	Germany
Sensient Flavors & Fragrances GmbH & Co. K.G.	Germany
Sensient Flavors GmbH	Germany
Sensient Technologies Real Estate GmbH	Germany
Sensient Imaging Technologies GmbH	Germany
Sensient Vermogensverwaltungsgesellschaft GmbH	Germany
Sensient Colors Europe GmbH	Germany
Sensient Fragrances Guatemala, S.A.	Guatemala
Sensient Food Colors Hungary KFT	Hungary
PT Sensient Technologies Indonesia	Indonesia
Sensient India Private Limited	India
Sensient Finance Ireland Limited	Ireland
Sensient Flavors S.R.L.	Italy
Sensient Food Colors Italy S.R.L.	Italy
Sensient Technologies Corporation (Japan)	Japan
Sensient Finance Luxembourg S.a.r.l.	Luxembourg
Sensient Technologies Luxembourg S.a.r.l.	Luxembourg
Sensient Holdings Malta Ltd	Malta
Sensient Imaging Technologies S.A. De C.V.	Mexico
Sensient Colors S.A. De C.V.	Mexico
Sensient Flavors Mexico, S.A. De C.V.	Mexico
Sensient Fragrances Mexico S.A. de C.V.	Mexico
Sensient Dehydrated Flavors BV	Netherlands
Sensient Food Colors The Netherlands BV	Netherlands
Sensient Holdings I B.V.	Netherlands
Sensient Holdings II B.V.	Netherlands
Sensient Holdings III B.V.	Netherlands
Sensient Technologies (Philippines), Inc.	Philippines
Sensient Cosmetic Technologies Poland, Sp. Z o.O.	Poland
Sensient Flavors Poland Sp. Z o.O.	Poland
Sensient Food Colors Poland Sp. Z o.O.	Poland
Sensient Flavors Romania S.R.L.	Romania
Sensient Food Colors Smn D.O.O.	Serbia & Montenegro
Sensient Technologies Asia Pacific PTE, Ltd.	Singapore
Sensient Colors South Africa (Proprietary) Limited	South Africa
Sensient Flavors and Fragrances South Africa (Proprietary) Limited	South Africa
Sensient Fragrances, S.A.	Spain
Sensient Flavors Scandinavia AB	Sweden
Sensient Imaging Technologies Ltd.	Switzerland

Name	State or Other Jurisdiction of Incorporation	% of Ownership if Not 100%
Sensient Technologies (Thailand), Ltd.	Thailand
Sensient Flavours & Fragrances Industry & Trade Limited Company (Turkey)	Turkey
Sensient Flavors Ukraine	Ukraine
Sensient Technologies MENA FZE	U.A.E.
DC Flavours Limited	U.K.
Pointing Holdings Limited	U.K.
Pointing International Ltd.	U.K.
Pointing Limited	U.K.
Sensient Colors UK Limited	U.K.
Sensient Flavors Limited	U.K.
Sensient Flavors Wales Limited	U.K.
Sensient Holdings UK	U.K.
Sensient Technologies Limited	U.K.

SCHEDULE 4.7
LITIGATION

None

SCHEDULE 4.8
ENVIRONMENTAL MATTERS

None

SCHEDULE 6.1
LIENS

None

Schedule 6.10
EXISTING INVESTMENTS

None

SCHEDULE 6.11
GUARANTIES, ETC.

None